Exhibit 10.1

EXECUTION VERSION

A request for confidential treatment has been made with respect to portions of the following document that are marked [*CONFIDENTIAL*]. Such confidential portions have been omitted pursuant to the request for confidential treatment and filed separately with the Securities and Exchange Commission.

UNITED NATURAL FOODS, INC. and
ALBERT’S ORGANICS, INC.,
as Borrowers
______________________________________________________________________________
TERM LOAN AGREEMENT
Dated as of August 14, 2014
U.S.$150,000,000.00
______________________________________________________________________________
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
and
BANK OF AMERICA, N.A.,
as Administrative Agent,
Lead Arranger and Bookrunner

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Fiscal Periods; Fiscal Quarters
Schedule 7.1	Mortgaged Real Estate
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Royalties
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 9.1.25	Assets and Debt of Excluded Subsidiaries
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.5	Existing Investments
Schedule 10.2.17	Existing Affiliate Transactions

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TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT is dated as of August 14, 2014, among UNITED NATURAL FOODS, INC., a Delaware corporation (“UNFI”), Albert’s Organics, Inc., a California corporation (“Albert’s” and, together with UNFI, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (“Administrative Agent”) and as Lead Arranger and Bookrunner.
R E C I T A L S:
WHEREAS, Borrowers have requested that Lenders provide a term loan facility to Borrowers, the proceeds of which shall be used for general corporate purposes, including the repayment and refinancing of certain indebtedness outstanding under that certain Second Amended and Restated Loan and Security Agreement dated as of May 24, 2012 (as amended, restated or modified from time to time (as so amended, restated or modified, the “Revolving Loan Agreement”), by and among the Borrowers, certain Subsidiaries of the Borrowers, the lenders party thereto (the “Revolving Lenders”), Bank of America, N.A., as administrative agent thereunder (in such capacity, the “Revolving Agent”) and certain other parties thereto from time to time; and
WHEREAS, Lenders are willing to provide the term loan facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1Definitions. As used herein, the following terms have the meanings set forth below:

Administrative Agent: as defined in the preamble to this Agreement.
Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Agent Indemnitees: Administrative Agent and its officers, directors, employees, Affiliates, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Administrative Agent.
Aggregate Availability: as defined in the Revolving Loan Agreement.
Aggregate Borrowing Base: as defined in the Revolving Loan Agreement.
Aggregate Commitments: the aggregate amount of all Commitments.

Agreement: this Term Loan Agreement.
Allocable Amount: as defined in Section 5.11.3.
Anti-Corruption Laws: all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption.
Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: with respect to (a) a Base Rate Loan, one and one-half percent (1.50%) per annum and (ii) a LIBOR Loan, two and one-half percent (2.50%) per annum.
Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
Arranger: Bank of America, in its capacity as sole lead arranger and sole bookrunner.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease, but excluding an issuance of Equity Interests by such Obligor.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B or otherwise satisfactory to the Administrative Agent.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents, and attorneys.
Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary.
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: for any day, a per annum rate equal to the highest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) LIBOR for a one-month interest period as determined on such day, plus 1.0%.
Base Rate Loan: any Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in U.S. Dollars.

Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit agreements or similar instruments, (iii) accrues interest in the absence of default or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables owing in the Ordinary Course of Business); (b) Capital Leases; (c) reimbursement obligations with respect to standby letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
Borrowers: as defined in the preamble to this Agreement.
Borrower Agent: as defined in Section 4.4.
Borrower Materials: Compliance Certificates, reports, financial statements and other written materials delivered by Borrowers hereunder, as well as other Reports and written information provided by Administrative Agent to Lenders.
Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
Business Day: any day other than (a) a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York and (b) if such day relates to a LIBOR Loan, any such day on which dealings in U.S. Dollar deposits are conducted between banks in the London interbank Eurodollar market.
Canadian Debtor Relief Laws: the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, dissolution or similar provincial, territorial, federal or other applicable jurisdictional debtor relief laws of Canada.
Canadian MEPP: any Canadian Plan that constitutes a multi-employer pension plan within the meaning of the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction.
Canadian Pension Event: an event which gives rise to a Lien (other than a Permitted Lien) in respect of a Canadian Plan that is a registered pension plan or pension plan (within the meaning of the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction) or an event which would entitle a Person (with or without the consent of any Borrower or any of its Subsidiaries) to trigger or request a wind-up or termination, in full or in part, of such a Canadian Plan, or the institution of any procedure or other steps by any Person to trigger the termination of or obtain an order to terminate or wind-up, in full or in part, any such plan, or the receipt by any Borrower or any of its Subsidiaries of material correspondence from a Governmental Authority or any other Person relating to any circumstance or event that could lead to or trigger a potential or actual, partial or full, termination or wind-up of any such plan, or any other event in relation to any such plan which could otherwise reasonably be expected to adversely affect the registered or tax status of any such plan maintained by, sponsored by, or in which participates, any Borrower, or to which any of its Subsidiaries makes contributions.

Canadian Plan: any pension or other employee benefit plan (other than any provincial medical or drug program to which UNFI Canada or any of its Subsidiaries is obliged to directly or indirectly contribute but which is administered by a Governmental Authority) and which is: (a) a plan maintained by UNFI Canada or any of its Subsidiaries; (b) a plan to which UNFI Canada or any of its Subsidiaries contributes or is required to contribute; (c) a plan to UNFI Canada or any of its Subsidiaries was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which UNFI Canada or any of its Subsidiaries or Affiliates has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority. For purposes of this provision, “pension plan” means a plan that is subject to registration under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction.
Canadian Subsidiary: a Subsidiary that is organized or formed under the laws of Canada or any province thereof.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to the Administrative Agent to Cash Collateralize any Obligations.
Cash Collateralize: the delivery of cash to the Administrative Agent, as security for the payment of the applicable Obligations, in an amount equal to the Administrative Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least U.S.$500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of UNFI entitled to exercise more than 50% of the total voting power of all outstanding Voting Stock of UNFI (including any right to acquire Voting Stock that is not then outstanding of which such person or group is deemed the beneficial owner); (b) during any period of 12 consecutive months, a majority of the members of the board of directors of UNFI cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) a change in control or any change in the ownership of any Borrower other than UNFI or of any Subsidiary (other than an Excluded Subsidiary or an Immaterial Subsidiary) of any Borrower shall occur such that UNFI shall cease to own and control directly or indirectly 100% of the issued and outstanding Voting Stock thereof; or (d) all or substantially all of a Borrower’s assets are sold or transferred, other than sale or transfer to another Borrower.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of the Administrative Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986.
Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitments: the Initial Commitments and/or any Incremental Commitments, as the case may be.
Compliance Certificate: a certificate, in form satisfactory to Administrative Agent, by which the Borrower Agent certifies as to (a) the Fixed Charge Coverage Ratio for the most recently ended period of four consecutive Fiscal Quarters, (b) the Consolidated Leverage Ratio for the most recently ended period of four consecutive Fiscal Quarters, and (c) the calculations attached thereto demonstrating the Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio for such period.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Consolidated Funded Debt: as of any date of determination, for Borrowers and Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for Borrowed Money (including Obligations hereunder), (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business), (c) all attributable indebtedness in respect of Capital Leases and synthetic lease obligations, (d) without duplication, all guaranties with respect to outstanding Debt of the types specified in clauses (a) through (c) above of Persons other than any Borrower or any Subsidiary, and (e) all Debt of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.
Consolidated Leverage Ratio: the ratio, as of any date of determination, of (a) Consolidated Funded Debt as of such date to (b) EBITDA for the four Fiscal Quarters then most recently ended.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt or dividend (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Administrative Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to that effect; (c) has failed, within three Business Days following request by the Administrative Agent or any Borrower, to confirm in a manner satisfactory to the Administrative Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.
Designated Jurisdiction: any country or territory that is the subject of any Sanction.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any payment or repurchase permitted under Section 10.2.4(b).
Domestic Subsidiary: any Subsidiary that is organized under the laws of any political subdivision of the United States.
EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets or losses arising from the write-down of assets, and any extraordinary gains or losses (in each case, to the extent included in determining net income), plus, for purposes of calculating the Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio only, to the extent deducted in calculating consolidated net earnings, non-cash share based compensation expense for the applicable period.
Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after Borrower Agent’s receipt of notice of the proposed assignment) and the Administrative Agent that extends revolving credit facilities of this type in its ordinary course of business; or (c) during any Event of Default, any Person acceptable to the Administrative Agent in its discretion.
Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to the protection or pollution of the environment, including CERCLA, RCRA and CWA.
Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equipment: as defined in the UCC in effect in the State of New York from time to time.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan is considered an at risk plan under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes or could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate with respect to a Pension Plan.
Event of Default: as defined in Section 11.
Excluded Subsidiaries: Springfield Development, LLC, a Delaware limited liability company, and United Natural Transportation Co., a Delaware corporation.
Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the

Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.
Extraordinary Expenses: all costs, expenses or advances that (i) the Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, or (ii) any Lender may incur at any time after the acceleration of the Obligations hereunder or during the pendency of an Insolvency Proceeding of an Obligor, including, in each case, those relating to (a) any audit, inspection, repossession, repair, appraisal, insurance, preparation or advertising for sale, sale, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Administrative Agent.
Fee Letter: the fee letter agreement dated May 15, 2014 among Bank of America and Borrowers.
Fiscal Period: each of the twelve (12) periods of either four weeks or five weeks (as applicable) in each Fiscal Year, as further described on Schedule 1.1(b) attached hereto.
Fiscal Quarter: any fiscal quarter described on Schedule 1.1(b) attached hereto.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on the Saturday closest to July 31 of each year.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries as of any date of determination for the four Fiscal Quarters then most recently ended, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Loans) and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: the sum of the following, to the extent paid or required to be paid in cash: interest expense, scheduled principal payments made on Borrowed Money and Distributions made.
FLSA: the Fair Labor Standards Act of 1938.
Foreign Lender: any Lender that is not a U.S. Person.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or any jurisdiction in Canada; or (b) mandated by a government other than the United States or Canada (or any Canadian provincial government) for employees of any Obligor or Subsidiary.
Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.
Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments have expired or been terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, provincial, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guarantor Payment: as defined in Section 5.11.3.
Guarantors: Natural Retail Group, Inc., a Delaware corporation, United Natural Trading, LLC, a Delaware limited liability company, Blue Marble Brands, LLC, a Delaware limited liability company, United Natural Foods West, Inc., a California corporation, Tony’s Fine Foods, a California corporation, and each other Person who guarantees payment or performance of any Obligations.
Guaranty: each guaranty agreement executed by a Guarantor in favor of the Administrative Agent.
Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
Immaterial Subsidiary: any Subsidiary of a Borrower that, together with its Subsidiaries, (a) generated less than 5% of EBITDA for the Fiscal Year most recently ended or (b) had total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of less than 5% of the total assets of the Borrowers and their Subsidiaries, on a consolidated basis, as of the end of the Fiscal Year most recently ended; provided, however, that if at any time there are Subsidiaries that are classified as “Immaterial Subsidiaries” but that collectively (i) generated more than 5% of EBITDA for the Fiscal Year most recently ended or (ii) had total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 5% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis, as of the end of the Fiscal Year most recently ended, then the Borrowers shall cause such Subsidiaries to comply with the provisions of Section 10.1.9 such that, after such Subsidiaries become Guarantors hereunder, the Subsidiaries that are not Guarantors shall (A) have generated less than 5% of EBITDA for the Fiscal Year most recently ended and (B) have had total assets of less than 5% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis as of the end of the Fiscal Year most recently ended. To the extent any of such Subsidiaries are acquired or formed during the relevant Fiscal Year, the percentages set forth above shall be calculated on a pro forma basis after giving effect to such acquisition or formation as if such acquisition or formation had occurred on the first day of such Fiscal Year.
Increase Effective Date: as defined in Section 2.1.4(a).
Increase Joinder: as defined in Section 2.1.4(d).
Incremental Commitment: as defined in Section 2.1.4(a).
Incremental Loans: any loans made pursuant to any Incremental Commitments.
Indemnified Taxes: (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Obligation of any Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees and Bank of America Indemnitees.
Initial Commitments: for any Lender, its obligation to make Loans up to the maximum principal U.S. Dollar amount shown on Schedule 1.1(a) as of the Closing Date.
Initial Loans: the Loans in existence prior to the incurrence of any Incremental Loans.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, any Canadian Debtor Relief Law, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) in the case of any Canadian Subsidiary, the filing of a notice of intention to make a proposal or the filing of a proposal under the Bankruptcy and Insolvency Act (Canada).
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
Intercreditor Agreement: the Intercreditor Agreement dated as of the date hereof, by and between the Administrative Agent and the Revolving Agent, as such agreement may be amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise) in whole or in part from time to time in accordance with the terms set forth therein.
Interest Period: as defined in Section 3.1.3.
Inventory: as defined in the UCC or PPSA, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.
IRS: the United States Internal Revenue Service.
Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
Lenders: as defined in the preamble to this Agreement and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower Agent.
LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest determined by Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to such Interest Period, for a term equivalent to such Interest Period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Administrative Agent from time to time); provided, that any such comparable or successor rate shall be applied by Administrative Agent, if administratively feasible, in a manner consistent with market practice.
LIBOR Loan: a Loan that bears interest based on LIBOR (other than by virtue of clause (c) of the definition of “Base Rate”). All LIBOR Loans shall be denominated in U.S. Dollars.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For avoidance of doubt, the interest of a landlord or lessor under a lease or license that is not a Capital Lease shall not in and of itself be regarded to be a Lien on the property interest of the tenant or lessee pursuant to the subject lease.
Loan: a loan made to the Borrowers pursuant to Section 2.1.
Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.
Loan Documents: this Agreement, the Other Agreements, the Intercreditor Agreement and the Security Documents.
Loan-to-Value Ratio: as of any date of determination, the ratio, expressed as a percentage, of (a) the outstanding principal balance under the Loans, divided by (b) the Mortgaged Property Value.
Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the value of any material portion of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of the Administrative Agent’s Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of the Administrative Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any federal securities law applicable to such Person, including Regulation S-K under the Securities Exchange Act of 1934; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Mortgage: a mortgage, deed to secure debt or deed of trust in which an Obligor grants a Lien on its Real Estate to the Administrative Agent, as security for the Obligations.
Mortgaged Property Value: the result of (a) the fair market value of the Mortgaged Real Estate based upon the Original Appraisals, as such Mortgaged Property Value may hereafter be changed by any or all subsequent appraisals or an update to any or all of such Original Appraisals ordered by the Administrative Agent from time to time as contemplated by Section 10.1.10 and otherwise reasonably acceptable to the Required Lenders minus (b) any environmental holdbacks (if applicable) reasonably required by the Administrative Agent for the Mortgaged Real Estate based on the Administrative Agent’s review of the environmental site assessments for the Mortgaged Real Estate.
Mortgaged Real Estate: as defined in Section 7.1.1.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien (that, in the case of Collateral sold, is senior to the Administrative Agent’s Liens thereon); (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
Non-Consenting Lender: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.1 and (b) has been approved by the Required Lenders.
Non-Defaulting Lender: any Lender that is not a Defaulting Lender.
Non-Renewing Lender: any Lender that (a) is a Revolving Lender and (b) has not agreed to a Revolving Commitment Extension.
Note: each promissory note executed by the Borrowers in favor of a Lender in the form of Exhibit A, in the amount of such Lender’s Commitment, or other promissory note executed by the Borrowers to evidence any Obligations.
Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans in form satisfactory to Administrative Agent.
Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to the Administrative Agent.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
Obligor: each Borrower and Guarantor.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary undertaken in good faith.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability company agreement, operating agreement, members’ agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or governance of such Person.

Original Appraisals: the final appraisals relating to the Mortgaged Real Estate delivered to the Lenders prior to the Closing Date in connection with the Loans advanced hereunder on the Closing Date.
Original Revolver Termination Date: the original “U.S. Revolver Termination Date” as defined in the Revolving Loan Agreement.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each Note; Fee Letter; Compliance Certificate or other Borrower Materials; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to the Administrative Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(a)).
PACA: the Perishable Agricultural Commodities Act (7 USC §§ 499a et seq.).
PACA Claim: with respect to any Person, any right or claim of or for the benefit of such Person under PACA or any similar law enacted by any other state or jurisdiction including any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.
Participant: as defined in Section 13.2.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to a Borrower.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition: the acquisition, whether through a single transaction or a series of related transactions (including by way of merger, amalgamation or consolidation permitted by Section 10.2.9), of (a) all or substantially all of the Properties of any Person or of a business unit or line of business of any Person, or (b) Equity Interests of any Person, in each case that is a type of business (or assets used in a type of business) that is a Permitted Business, in each case so long as:

(i)(A)(1) daily average Aggregate Availability for the 30 consecutive days immediately before consummating the proposed Permitted Acquisition, calculated on a pro forma basis after giving effect to such Permitted Acquisition as if such Permitted Acquisition had been consummated at the beginning of such 30 day period shall be at least 12.5% of the Aggregate Borrowing Base and (2) Borrowers shall have a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the most recently completed period of four Fiscal Quarters for which financial statements have been provided pursuant to Section 10.1.2, calculated on a pro forma basis after giving effect to such Permitted Acquisition as if such Permitted Acquisition had been made at the beginning of such period of four Fiscal Quarters; provided that to the extent daily average Aggregate Availability for the 30 consecutive days immediately before consummating the proposed Permitted Acquisition, calculated on a pro forma basis after giving effect to such Permitted Acquisition as if such Permitted Acquisition had been consummated at the beginning of such 30 day period, is at least 20% of the Aggregate Borrowing Base, this clause (2) shall not be applicable and (B) UNFI shall have delivered to the Administrative Agent not less than two (2) Business Days prior to the earlier of (x) the execution of a definitive or binding agreement to enter into the proposed Permitted Acquisition and (y) the consummation of such proposed Permitted Acquisition, a statement, certified by a Senior Officer of UNFI, setting forth, in reasonable detail, computations (determined in a manner reasonably acceptable to the Administrative Agent) evidencing satisfaction of the requirements set forth in clause (A) above;

(ii)not more than two (2) Business Days prior to the consummation of the proposed Permitted Acquisition, a Senior Officer of UNFI shall have delivered to the Administrative Agent a statement certifying that the conditions in clauses (i)(A) and (i)(B) above continue to be satisfied, which statement shall be accompanied by a substantially final version of the acquisition agreement;

(iii)promptly following the consummation of such proposed Permitted Acquisition, a Senior Officer of UNFI shall have delivered to the Administrative Agent an executed copy of the acquisition agreement and all other material documents executed in connection therewith;

(iv)no Default or Event of Default shall exist before or after giving effect to the proposed Permitted Acquisition;

(v)if any such acquisition is structured as the acquisition of all or substantially all of the Equity Interests of a Person to be acquired (including by way of merger, amalgamation or consolidation permitted by Section 10.2.9) or Borrowers create a Subsidiary to make the acquisition, Borrowers shall, or shall cause such Person or Subsidiary to, comply with Section 10.1.9, if required; and

(vi)in the case of a proposed Permitted Acquisition of the Equity Interests of another Person, the board of directors (or comparable governing body of such Person) shall not have disapproved the proposed Permitted Acquisition.

Permitted Business: the business of the Borrowers and the Subsidiaries as conducted on the Closing Date and businesses and business activities that are reasonably related thereto or ancillary or incidental thereto or that the Borrowers have determined, in their reasonable business judgment, would enhance the business, operations and condition (financial or otherwise) of the Borrowers and the Subsidiaries.

Permitted Collateral Disposition: subject at all times to compliance with Section 10.3.3, an Asset Disposition (a) of obsolete or worn out fixtures and personal property, whether now owned or hereafter acquired, in the ordinary course of business, (b) of fixtures, equipment or other personal property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are applied with reasonable promptness to the purchase price of such replacement property, (c) of fixtures and personal property by any Obligor to another Obligor, or (d) that is approved in writing by Administrative Agent and Required Lenders.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension, modification, renewal or replacement thereof that does not increase the amount of such Contingent Obligation when extended, modified, renewed or replaced; (d) incurred in the Ordinary Course of Business in favor of suppliers, customers, lessors and licensors or with respect to surety, appeal, bid or performance bonds, completion guarantees or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of assets permitted hereunder; (f) arising under the Loan Documents; (g) of a Borrower or a Subsidiary with respect to Debt of a Borrower or a Subsidiary that is permitted under Section 10.2.1; or (h) in an aggregate amount of U.S.$10,000,000 or less at any time.
Permitted Investments:
(a)(i) Investments existing on the Closing Date and identified on Schedule 10.2.5, and any extension, modification, renewal or replacement of any such Investment that does not increase the amount of such Investment when extended, modified, renewed or replaced, and (ii) Investments in Subsidiaries existing on the Closing Date;

(b)Investments in Domestic Subsidiaries; provided that any acquisition of Equity Interests in a Person that was not previously a Subsidiary shall be subject to compliance with the requirements set forth in the definition of “Permitted Acquisition”;

(c)Investments in Foreign Subsidiaries by Foreign Subsidiaries;

(d)Investments in Foreign Subsidiaries by UNFI and Domestic Subsidiaries in an aggregate amount not to exceed U.S.$3,000,000 outstanding at any one time;

(e)loans and advances permitted by Section 10.2.7;

(f)Permitted Contingent Obligations;

(g)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)Cash Equivalents;

(i)Permitted Acquisitions;

(j)(i) Investments not otherwise described in the preceding clauses; provided that (A) no Default or Event of Default shall exist before or after giving effect to the proposed

Investment, (B) daily average Aggregate Availability for the 30 consecutive days immediately before consummating the proposed Investment, calculated on a pro forma basis after giving effect to such Investment as if such Investment had been consummated at the beginning of such 30 day period, shall be at least 12.5% of the Aggregate Borrowing Base and (C) Borrowers shall have a Fixed Charge Coverage Ratio is at least 1.00:1.00 for the most recently completed period of four Fiscal Quarters for which financial statements have been provided pursuant to Section 10.1.2, calculated on a pro forma basis after giving effect to such Investment as if such Investment had been made at the beginning of such period of four Fiscal Quarters; provided that to the extent daily average Aggregate Availability for the 30 consecutive days immediately before consummating the proposed Investment, calculated on a pro forma basis after giving effect to such Investment as if such Investment had been consummated at the beginning of such 30 day period, is at least 20% of the Aggregate Borrowing Base, this clause (C) shall not be applicable, and (ii) UNFI shall have delivered to the Administrative Agent not less than two (2) Business Days prior to the earlier of (x) the execution of a definitive or binding agreement to consummate the proposed Investment and (y) the consummation of such proposed Investment, a statement, certified by a Senior Officer of UNFI, setting forth, in reasonable detail, computations (determined in a manner reasonably acceptable to the Administrative Agent) evidencing satisfaction of the requirements set forth in clause (i) above; and

(k)other Investments in an aggregate amount not to exceed U.S.$10,000,000 outstanding at any one time.

Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries (and any Refinancing Debt with respect thereto) that is secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed U.S.$10,000,000.
Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
Platform: as defined in Section 14.3.3.
PPSA: the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, enforceability, validity or effect of security interests or hypothecs.
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Prior Claims: all Liens created by Applicable Law (in contrast with Liens voluntarily granted) that rank or are capable of ranking prior or pari passu with the Administrative Agent’s security interests

(or interests similar thereto under Applicable Law) against all or part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Québec corporate taxes, pension fund obligations, Wage Earner Protection Program Act obligations and overdue rents.

Pro Rata: as to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while the Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the Aggregate Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans by the aggregate principal balance of all Loans.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect or result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless enforcement thereof is stayed during the pendency of the contest; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
PSA: the Packers and Stockyards Act (7 USC § 196 et seq.).
PSA Claim: with respect to any Person, any right or claim of or for the benefit of such Person under PSA or any similar law enacted by any other state or jurisdiction including any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred at the time of or within 20 days after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt or any Refinancing Debt with respect thereto, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease, a purchase money security interest under the UCC or a purchase money security interest under the PPSA.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: the Administrative Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt: (a) other than with respect to the Refinancing Debt for Debt pursuant to the Revolving Loan Agreement, it is in an aggregate principal amount (including any unfunded commitment amount) that does not exceed the principal amount (including any unfunded commitment amount) of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life (if applicable) no less than, and, other than with respect to the Refinancing Debt for Debt pursuant to the Revolving Loan Agreement, an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) if applicable, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it, taken as a whole, are not materially less favorable to the applicable Borrower or Subsidiary than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Permitted Purchase Money Debt, Debt permitted under Section 10.2.1(c) or Debt in respect of the Revolving Loan Agreement.
Related Real Estate Documents: with respect to any Mortgaged Real Estate, the following, in form and substance satisfactory to the Administrative Agent and received by the Administrative Agent for review on or prior to the Closing Date: (a) a mortgagee title policy (or pro forma policy therefor) covering the Administrative Agent’s interest under the Mortgage, by an insurer acceptable to the Administrative Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to the Administrative Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to Borrowers and flood insurance by an insurer acceptable to the Administrative Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to the Administrative Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to the Administrative Agent, and such other reports, certificates, studies or data as the Administrative Agent may reasonably require, all in form and substance satisfactory to Required Lenders; (g) municipal zoning reports in form and substance satisfactory to Administrative Agent; and (h) such other documents, instruments or agreements as the Administrative Agent may reasonably require with respect to any environmental risks regarding the Real Estate.
Report: as defined in Section 12.2.3.
Reportable Event: with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
Required Lenders: Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the Aggregate Commitments; and (b) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, however, that the Commitment and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are two (2) or more Lenders that are not Affiliates of one another, then Required Lenders shall include at least two (2) such Lenders that are not Affiliates of one another.
Restricted Investment: any Investment by a Borrower or Subsidiary other than a Permitted Investment.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolving Agent: as defined in the recitals to this Agreement.
Revolving Commitment: a “U.S. Revolver Commitment” as defined in the Revolving Loan Agreement.
Revolving Commitment Extension: the extension by any Revolving Lender of its Revolving Commitment to a date later than the Original Revolver Termination Date.
Revolving Lenders: as defined in the recitals to this Agreement.
Revolving Loan Agreement: as defined in the recitals to this Agreement.
Revolving Loan Collateral: the “Revolving Loan Collateral” as defined in the Intercreditor Agreement.
Revolving Loan Facility Documents: the Revolving Loan Agreement and all other definitive loan documentation relating thereto.
Revolving Loan Facility Liens: the Liens granted to the Revolving Agent under the Revolving Loan Facility Documents, at any time, upon Revolving Loan Collateral.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
Secured Parties: Administrative Agent and Lenders.
Security Documents: the Guaranties, Mortgages, and all other documents, instruments and agreements entered into or to be entered into by an Obligor pursuant to which such Obligor grants or perfects a security interest in certain of its assets to the Administrative Agent as security for the Obligations, including UCC financing statements and financing change statements, as applicable, required to be executed or delivered pursuant to any Security Document.
Seller Note: any unsecured promissory note (and any guarantee thereof) issued by one or more Obligors (or any Subsidiary of an Obligor organized for purposes of the corresponding Permitted Acquisition, which as a part of such Permitted Acquisition will contemporaneously be merged with or into an Obligor or otherwise will become an Obligor promptly thereafter in accordance with this Agreement) in favor of a seller in connection with a Permitted Acquisition in an aggregate principal amount not to exceed the purchase price in respect of such Permitted Acquisition.
Senior Officer: each of the chairman of the board, president, chief executive officer, chief financial officer, chief accounting officer and any senior vice president of a Borrower or, if the context requires, any other Obligor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or, in the case of any Canadian Subsidiary, “insolvent” within the meaning of the Bankruptcy and Insolvency Act (Canada); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which such Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. For the avoidance of doubt, Taxes shall include all Taxes imposed pursuant to Part XIII of the ITA or any successor provisions thereto.
Termination Date: the earlier of (a) August 14, 2022 and (b) the date that is ninety (90) days prior to the earlier of (i) the “U.S. Revolver Termination Date” and (ii) the “Canadian Termination Date”, as each such term is defined in the Revolving Loan Agreement.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unfunded Pension Liability: (a) with respect to a Pension Plan, the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year and (b) with respect to a Canadian Plan that is a registered pension plan, the amount (if any) by which the present value of all vested and unvested accrued benefits under such a plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such plan using customary actuarial assumptions for such a plan.
UNFI Canada: UNFI Canada, Inc., a corporation organized under the Canada Business Corporations Act and wholly-owned by UNFI.

Upstream Payment: a Distribution by a Subsidiary to an Obligor or a wholly-owned Subsidiary of an Obligor.
U.S. Dollars or U.S.$: lawful money of the United States.
U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).
Voting Stock: Equity Interests of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).
Wage Earner Protection Program Act: the Wage Earner Protection Program Act (Canada).
Washington Deed of Trust: as defined in Section 12.1.1(b).
1.2Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower Agent and its Subsidiaries delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement (including this Agreement) include any amendments, restatements, waivers and other modifications, supplements, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Administrative Agent’s notice address under Section 14.3.1; or (g) discretion of the Administrative Agent or any Lender mean the sole and absolute discretion of such Person. All determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by the Administrative Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer should have obtained in the good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2CREDIT FACILITIES

2.1Commitments.

2.1.1Initial Loans. Each Lender agrees, severally on a Pro Rata basis up to its Initial Commitment, on the terms set forth herein, to make an Initial Loan to Borrowers. The Initial Loans shall be funded by Lenders on the Closing Date. The Initial Commitment of each Lender shall expire upon the funding by Lenders of the Initial Loans

2.1.2Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Administrative Agent and such Lender. At the request of any Lender, the Borrowers shall deliver a Note to such Lender.

2.1.3Use of Proceeds. The proceeds of Loans shall be used by the applicable Borrowers solely (a) for general corporate purposes, including the repayment and refinancing of existing Debt outstanding under the Revolving Loan Agreement; (b) to pay fees and transaction expenses associated with the closing of this credit facility; and (c) to pay Obligations in accordance with this Agreement. The Borrowers shall not, directly or indirectly, use the proceeds of the Loans (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions or located in any Designated Jurisdiction, or (ii) in a way that would result in a violation of any Anti-Corruption Laws or Sanctions by the Borrowers or any of their Subsidiaries or, to the knowledge of the Borrowers, any Person participating in the Loans (whether as underwriter, advisor, investor, or otherwise).

2.1.4Increase in Commitments.

(a)Borrowers may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (each, an “Incremental Commitment”), by an aggregate amount not in excess of U.S.$50,000,000. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrowers propose that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrowers propose any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment. Each Incremental Commitment shall be in an aggregate amount of U.S.$10,000,000 or any whole multiple of U.S.$500,000 in excess thereof (provided that such amount may be less than U.S.$10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(b)The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:
(i)each of the conditions set forth in Section 6.2 shall be satisfied;

(ii)the Borrowers shall be in compliance with (x) the covenants set forth in Sections 10.3.1 and 10.3.2 as of the end of the latest fiscal quarter for which internal financial statements are available, and (y) the covenant set forth in Section 10.3.3 as of the Increase Effective Date, in each case calculated on a pro forma basis after giving effect to the proposed Incremental Loan, and, in the case of the covenants set forth in Sections 10.3.1 and 10.3.2, as if such Incremental Loan had been incurred at the beginning of the applicable testing period for each such covenant; and

(iii)the Borrowers shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(c)The terms and provisions of Incremental Loans shall be identical to the Initial Loans; provided that the scheduled amortization payments with respect to such Incremental Loans shall be as set forth in Section 5.2.1(b).

(d)The Incremental Commitments shall be effected by a joinder agreement (each, an “Increase Joinder”) executed by the Borrowers, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding the provisions of Section 14.1, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.1.4. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Loans made pursuant to this Agreement. This Section 2.1.4 shall supersede any provisions in Section 12.5 or Section 14.1 to the contrary.

SECTION 3INTEREST, FEES AND CHARGES

3.1.Interest.

3.1.1.Rates and Payment of Interest

(a)The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Administrative Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to the Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)Interest accrued on the Loans shall be due and payable in arrears, (i) (x) with respect to any LIBOR Loan, the last day of the Interest Period applicable to such Loan; provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, interest accrued on such Loan shall also be due and payable on the respective dates that fall every three (3) months after the beginning of such Interest Period and (y) with respect any Base Rate Loan, on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.Application of LIBOR to Outstanding Loans.

(a)Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, the Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Administrative Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, the Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Loans into Base Rate Loans. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3.Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrower Agent shall select an interest period (“Interest Period”) to apply, which interest period shall be a period of one month, two months, three months, six months or, with the approval of all affected Lenders, nine months; provided, however, that:

(a)the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the applicable calendar month at its end;

(b)if any Interest Period commences on a day for which there is no corresponding day in the applicable calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)no Interest Period shall extend beyond the Termination Date.

3.1.4.Interest Rate Not Ascertainable. If the Administrative Agent shall determine that on any date for determining LIBOR adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then the Administrative Agent shall immediately notify the Borrowers of such determination. Until the Administrative Agent notifies the Borrowers that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2.     [Intentionally Omitted.]

3.3.Computation of Interest, Fees, Yield Protection. All computations of interest for LIBOR Loans shall be made on the basis of a year of 360 days and actual days elapsed. All other computations of interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 365 days. Each determination by the Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by the Administrative Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and the Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.Reimbursement Obligations. Borrowers shall reimburse the Administrative Agent and Lenders for all Extraordinary Expenses. Borrowers shall also reimburse the Administrative Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including (i) any actions taken to perfect or maintain priority of the Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral and (ii) the Platform or any other dedicated agency web page on the internet to distribute to the Lenders and to other investors or potential investors any required documentation and financial information regarding the Loan Documents and the Loans; and (c) subject to the limits of Sections 10.1.1(b) and 10.1.10, each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by the Administrative Agent’s personnel or a third party. Legal, accounting and consulting fees may be charged to Borrowers by the Administrative Agent’s professionals at their usual and customary hourly rates for similar services, regardless of any reduced or alternative fee billing arrangements that the Administrative Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. Borrowers acknowledge that counsel may provide the Administrative Agent with a benefit, such as a discount, credit or other accommodation, based on counsel’s overall relationship with the Administrative Agent, including fees paid hereunder. All amounts payable by Borrowers under this Section shall be due on demand.

3.5.Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine interest rates or charge interest based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank market, any other relevant interbank market or the position of such Lender in such market then, on notice thereof by such Lender to the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay all LIBOR Loans of such Lender or convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Base Rate Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.Inability to Determine Rates. The Administrative Agent will promptly notify Borrower Agent and Lenders if, in connection with any request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan (a) the Administrative Agent determines that (i) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest

Period of such Loan, or (ii) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (b) the Administrative Agent or Required Lenders determine for any reason that LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent (upon instruction by Required Lenders) withdraws such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, the Borrower Agent will be deemed to have submitted a request for a Base Rate Loan.

3.7.Increased Costs; Capital Adequacy.

3.7.1.Increased Costs Generally. If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR);

(b)subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)impose on any Lender or any interbank market any other condition, cost or expense affecting any Loan, Loan Document or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan, Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
3.7.2.Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments or Loans to a level below that which such Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and such holding company’s policies with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) the Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then the Borrowers shall pay to the Administrative Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase U.S. Dollar deposits in any interbank or offshore U.S. Dollar market to fund any LIBOR Loan, but this Section shall apply as if each Lender had purchased such deposits.

3.10.Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.LOAN ADMINISTRATION

4.1.Manner of Borrowing and Funding Loans.

4.1.1.Notice of Borrowing.

(a)Borrowers shall give the Administrative Agent a Notice of Borrowing in connection with any Borrowing of Loans. Such notice must be received by the Administrative Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, the Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with the Administrative Agent or any of its Affiliates.

4.1.2.Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. The Administrative Agent shall endeavor to notify the Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to the Administrative Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Administrative Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless the Administrative Agent’s notice is received after the times provided above, in which case the Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Lenders, the Administrative Agent shall disburse the proceeds of the Loans as directed by Borrower Agent. Unless the Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, the Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with the Administrative Agent, and the Administrative Agent may disburse a corresponding amount to Borrowers.

4.1.3.[Intentionally Omitted.]

4.1.4.Notices. Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to the Administrative Agent. Borrowers shall confirm each such request by prompt delivery to the Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if such notice differs materially from the action taken by the Administrative Agent or the Lenders pursuant to the telephonic or e-mailed instructions from Borrowers, the records of the Administrative Agent and such Lenders shall govern. Neither the Administrative Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of the Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by the Administrative Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.Defaulting Lender.

4.2.1.Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund or receive collections with respect to Loans, the Administrative Agent may exclude the Commitments and Loans of a Defaulting Lender from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(b).

4.2.2.Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations or readvance the amounts to Borrowers hereunder.

4.2.3.Status; Cure. The Administrative Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers and the Administrative Agent may agree in writing that a Lender is no longer a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and all outstanding Loans and other exposures under the Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers and the Administrative Agent, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3.Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of U.S.$10,000,000, plus any increment of U.S.$1,000,000 in excess thereof. No more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by the Borrowers, the Administrative Agent shall promptly notify the Borrowers thereof by telephone or electronically and, if requested by such Borrowers, shall confirm any telephonic notice in writing.

4.4.Borrower Agent. Each Borrower hereby designates UNFI (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. Borrower Agent hereby accepts such appointment. The Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. The Administrative Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. The Administrative Agent and each Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and are secured by the Administrative Agent’s Lien on all Collateral; provided, however, that the Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.Effect of Termination. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and the Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. No Agent shall be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting the Administrative Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Sections 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.	PAYMENTS

5.1.General Payment Provisions. All payments of Obligations shall be made in U.S. Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, except as required by Applicable Law, and in immediately available funds, not later than 12:00 noon on the due date. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2.Repayment of Loans; Obligations.

5.2.1.Payment of Principal.

(a)The principal amount of the Loans (other than any Incremental Loans) shall be repaid on the first day of each Fiscal Quarter in consecutive quarterly installments of $2,500,000, commencing on November 1, 2014 until the Termination Date.

(b)The principal amount of the Incremental Loans shall be repaid on the first day of each Fiscal Quarter in consecutive quarterly installments, each in an amount equal to one-sixtieth (1/60) of the aggregate initial principal amount of such Incremental Loans, commencing on the first day of the first Fiscal Quarter that is at least sixty (60) days after the funding of such Incremental Loans and continuing on the first day of each Fiscal Quarter thereafter until the Termination Date.

(c)On the Termination Date, all principal, interest and other amounts owing with respect to all Loans shall be due and payable in full. Each installment referenced in clauses (a) and (b) above shall be paid to Administrative Agent for the Pro Rata benefit of the applicable Lenders providing the applicable Loans. Once repaid, whether such repayment is voluntary or required, no Loans may be reborrowed.

5.2.2.Mandatory Prepayments.

(a)Concurrently with any disposition of any Collateral, Borrowers shall prepay Loans in an amount equal to the Net Proceeds of such disposition;

(b)Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Collateral, Borrowers shall prepay Loans in an amount equal to such proceeds, subject to Section 7.2.1; and

(c)Concurrently with a Revolving Commitment Extension, Borrowers shall prepay that portion of the Obligations (inclusive of, for the avoidance of doubt, accrued interest) allocable to each Non-Renewing Lender, except to the extent such Non-Renewing Lender has assigned its rights and obligations in respect of such Obligations to an Eligible Assignee, it being understood that, notwithstanding Section 12.5, such prepayment shall be treated as a non-Pro Rata payment to such Lender.

(d)On or prior to the tenth (10th) day after the Borrower Agent receives a notice from the Administrative Agent that the Borrowers are not in compliance with the covenant set forth in Section 10.3.3, the Borrowers shall prepay Loans in an amount necessary to comply with such covenant, calculated after giving effect to such prepayment and, upon the making of such prepayment during such ten-day period, any Default or Event of Default deemed to have occurred solely as a result of such noncompliance shall be deemed to have been cured.

5.2.3.Optional Prepayments. Borrowers may, at their option from time to time, prepay the Loans, which prepayment must be at least U.S.$5,000,000, plus any increment of U.S.$1,000,000 in excess thereof. Borrowers shall give written notice to the Administrative Agent of an intended prepayment of Loans, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 10 Business Days prior to the end of a month and shall be effective as of the first day of the next month.

5.2.4.Application of Prepayments. Each prepayment of Loans pursuant to the foregoing provisions of this Section 5.2 shall be applied to the principal repayment installments thereof in inverse order of maturity.

5.3.[Intentionally Omitted.]

5.4.Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand made to the applicable Borrowers.

5.5.Marshaling; Payments Set Aside. None of the Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.Application and Allocation of Payments.

5.6.1.Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; and (d) fourth, as determined by the Administrative Agent in its discretion.

5.6.2.Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to the Administrative Agent;

(b)second, to all amounts owing to the Administrative Agent on Loans that a Defaulting Lender has failed to fund;

(c)third, to all Obligations constituting fees, indemnification, costs or expenses owing to Lenders;

(d)fourth, to all Obligations constituting interest;

(e)fifth, to all Loans; and

(f)last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.
5.6.3.Erroneous Application. The Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.[Intentionally Omitted.]

5.8.Loan Account; Account Stated.

5.8.1.Loan Account. The Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan from time to time. Any failure of the Administrative Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.

5.8.2.Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Administrative Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9.Taxes.

5.9.1.Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by the Administrative Agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or an Obligor, then the Administrative Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b)If the Administrative Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) the Administrative Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If the Administrative Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) the Administrative Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2.Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the Administrative Agent’s option, timely reimburse the Administrative Agent for payment of, any Other Taxes.

5.9.3.Tax Indemnification.

(a)Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless the Administrative Agent against any amount that a Lender fails for any reason to pay indefeasibly to the Administrative Agent as required pursuant to this Section. Each Borrower shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)Each Lender shall indemnify and hold harmless, on a several basis, (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed the Administrative Agent therefor and without limiting Borrowers’ obligation to do so), (ii) the Administrative Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) the Administrative Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within ten (10) days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

5.9.4.Evidence of Payments. If the Administrative Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, the Administrative Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to the Administrative Agent, as applicable, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the Administrative Agent or Borrower Agent, as applicable.

5.9.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall the Administrative Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6.Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10.Lender Tax Information.

5.10.1.Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and the Administrative Agent properly completed and executed documentation reasonably requested by Borrowers or the Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or the Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2.Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)Any Lender that is a U.S. Person shall deliver to Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or the Administrative Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or the Administrative Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed originals of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in form satisfactory to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and the Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or the Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3.Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and the Administrative Agent in writing of its inability to do so.

5.11.Nature and Extent of Each Borrower’s Liability.

5.11.1.Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Administrative Agent and Secured Parties the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Administrative Agent or any Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by the Administrative Agent or any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of the Administrative Agent or any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2.Waivers.

(a)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Administrative Agent or Secured Parties to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of any Obligations as long as it is a Borrower. It is agreed among each Borrower, the Administrative Agent and Secured Parties that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent and Secured Parties would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non‑judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Secured Party to seek a deficiency judgment against any Borrower shall not impair any Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. The Administrative Agent may bid all or a portion of the Obligations at any foreclosure, trustee’s or other sale, including any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Secured Party might otherwise be entitled but for such bidding at any such sale.

5.11.3.Extent of Liability; Contribution.

(a)Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower) and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.11.4.Joint Enterprise. Each Borrower has requested that the Administrative Agent and Secured Parties make this credit facility available to Borrowers on a combined basis in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that the Administrative Agent’s and Secured Parties’ willingness to extend credit and to administer the Collateral of Borrowers on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5.Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or setoff, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.CONDITIONS PRECEDENT

6.1.Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to the Administrative Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)The Administrative Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to the Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)The Administrative Agent shall have received the Related Real Estate Documents for all Mortgaged Real Estate.

(d)The Administrative Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the Initial Loans and transactions hereunder, (i) the Borrowers and the other Obligors are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)The Administrative Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. The Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)The Administrative Agent shall have received a written opinion of (i) Bass, Berry & Sims PLC, (ii) McGuireWoods, LLP, (iii) Hodgson Russ LLP and (iv) local counsel satisfactory to the Administrative Agent in each jurisdiction in which Mortgaged Real Estate is located, in each case in form and substance satisfactory to the Administrative Agent.

(g)The Administrative Agent shall have received copies of the charter documents of each Obligor, certified as of a recent date by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization, as applicable. The Administrative Agent shall have received good standing certificates, certificates of status, certificates of compliance or analogous certificates for each Obligor, issued as of a recent date by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and, as to each Borrower, each jurisdiction in which Mortgaged Real Estate of such Borrower is located where such Borrower’s conduct of business or ownership of Property necessitates qualification.

(h)The Administrative Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(i)No material adverse change in the business, assets, Properties, liabilities, operations or condition (financial or otherwise) of the Obligors, taken as a whole, or in the quality, quantity or value of any Collateral (it being understood that a change in the quality, quantity or value of any Collateral in the Ordinary Course of Business shall not be deemed to be a material adverse change) shall have occurred since August 3, 2013.

(j)Borrowers shall have paid all fees and expenses to be paid to the Administrative Agent and Lenders on the Closing Date.

(k)The Revolving Loan Agreement and the other Revolving Loan Facility Documents shall be in full force and effect.

6.2.Conditions Precedent to All Credit Extensions. The Administrative Agent and Lenders shall not be required to fund any Loans unless the following conditions are satisfied:

(a)No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that are subject to materiality or material adverse effect qualifications, which representations and warranties shall be true and correct in all respects, and except for representations and warranties that expressly relate to an earlier date); and

(c)All applicable conditions precedent in any other Loan Document shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding. As an additional condition to any funding, the Administrative Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7.	COLLATERAL

7.1.Collateral.

7.1.1.Real Estate Collateral. The Obligations shall be secured by Mortgages upon the Real Estate described on Schedule 7.1 (the “Mortgaged Real Estate”). The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby.

7.2.General Provisions.

7.2.1.Insurance of Collateral; Condemnation Proceeds.

(a)Each Borrower shall, and shall cause each other Obligor to, maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by the Administrative Agent in its discretion) satisfactory to the Administrative Agent. All proceeds with respect to Collateral under each policy shall be payable to the Administrative Agent. From time to time upon request, Borrowers shall, and shall cause each other Obligor to, deliver to the Administrative Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless the Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing the Administrative Agent as additional loss payee; (ii) requiring 30 days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver, and shall cause each other Obligor to deliver, to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds of any insurance with respect to Collateral are delivered to the Administrative Agent. If an Event of Default exists, only the Administrative Agent shall be authorized to settle, adjust and compromise such claims regarding Collateral.

(b)Any proceeds of insurance with respect to Collateral and any awards arising from condemnation of any Collateral shall be paid to the Administrative Agent. Subject to clause (c) below, any proceeds or awards that relate to Real Estate shall be applied first to the Loans and then to other Obligations.

(c)If requested by Borrowers in writing within 30 days after the Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Real Estate, Borrowers may use such proceeds or awards to repair or replace such Real Estate (and until so used, the proceeds shall be held by the Administrative Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to the Administrative Agent; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (iv) Borrowers comply with disbursement procedures for such repair or replacement as the Administrative Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed the greater of (x) $10,000,000 and (y) 25% of the appraised value of the property suffering such loss according to the most recent appraisal delivered to the Administrative Agent by a Borrower.

7.2.2.Protection of Collateral. All expenses of protecting, insuring and maintaining any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. The Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any other Person whatsoever, but the same shall be at Borrowers’ sole risk.

7.2.3.Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and the Administrative Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

7.3.Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.

SECTION 8.[INTENTIONALLY OMITTED]

SECTION 9.REPRESENTATIONS AND WARRANTIES

9.1.General Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, Borrowers represent and warrant that:

9.1.1.Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3.Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

9.1.4.Capital Structure. Schedule 9.1.4 shows, as of the Closing Date, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests (other than with respect to UNFI), and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired all or substantially all of the assets of any other Person nor been the surviving entity in a merger, amalgamation or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower (other than UNFI) or any Subsidiary.

9.1.5.Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its material personal Property, including all Property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of the Administrative Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Administrative Agent’s Liens.

9.1.6.[Intentionally Omitted.]

9.1.7.Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Administrative Agent and Lenders, are prepared in accordance with GAAP, and at the time of delivery fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated (in the case of interim statements, subject to year-end adjustments and the absence of footnotes). All projections delivered from time to time to Administrative Agent and Lenders have been prepared in good faith, based on assumptions believed by the management of Borrowers to be reasonable in light of the circumstances at the time of preparation. Since August 3, 2013, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement at any time delivered to Administrative Agent or Lenders contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading, in light of the circumstances under which they were made. The Borrowers and the other Obligors are Solvent.

9.1.8.Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any other Person, except as permitted hereunder.

9.1.9.Taxes. Each Borrower and Subsidiary has filed all federal, state, provincial and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10.Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others that could reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property, other than de minimis amounts.

9.1.12.Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all applicable Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance or the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.14.Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any pending (or, to the knowledge of any Borrower or Subsidiary, threatened) federal, state, provincial, territorial or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, if the same could reasonably be expected to have a Material Adverse Effect.

9.1.15.Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties or condition (financial or otherwise), that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to be determined adversely to such Borrower or Subsidiary, and if so determined, to have a Material Adverse Effect. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract if such default could reasonably be expected to result in a termination of such Material Contract prior to the time that it otherwise would terminate in the absence of such default. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18.ERISA; Canadian Plans. Except as disclosed on Schedule 9.1.18:

(a)No Obligor has any Plan. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws except to the extent any such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification, in each case except to the extent the failure to obtain such determination letter, make application therefor or retain such qualification could not reasonably be expected to have a Material Adverse Effect. Each Obligor and ERISA Affiliate has in all material respects met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan, except to the extent such events or circumstances could not reasonably be expected to have a Material Adverse Effect.

(b)There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or any Canadian Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or any prohibited investment transaction or violation of any duty of an administrator with respect to any Canadian Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date, except to the extent such events or circumstances could not reasonably be expected to have a Material Adverse Effect.

(d)Each Canadian Plan, other than a Canadian MEPP (and, to the knowledge of UNFI, each Canadian Plan that is a Canadian MEPP) is administered in compliance in all material respects with Applicable Laws. Each Canadian Plan, other than a Canadian MEPP (and, to the knowledge of UNFI, each Canadian Plan that is a Canadian MEPP) that is intended to qualify for tax-preferred status is, to the extent applicable, duly registered under applicable pension standards laws and the Income Tax Act (Canada), or is otherwise administered in such a manner as to qualify for such tax-preferred status, and in all cases, to the knowledge of UNFI, nothing has occurred which would prevent, or cause the loss of, such qualification. UNFI Canada and its Subsidiaries have made all required contributions to each Canadian Plan, and no application for, or adoption of, solvency funding relief pursuant to the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction has been made with respect to any Canadian Plan.

(e)(i) No Canadian Pension Event has occurred or is reasonably expected to occur; (ii) no Canadian Plan that is a registered pension plan, other than a Canadian MEPP, has any Unfunded Pension Liability; (iii) neither UNFI Canada nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction or under the Income Tax Act (Canada) (other than contributions or premiums due and not delinquent to such a plan or the Pension Benefits Guarantee Fund (Ontario)); and (iv) neither UNFI Canada nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction or under the Income Tax Act (Canada), would result in such liability) with respect to a Canadian MEPP.

(f)With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19.Trade Relations. Except to the extent that the same could not reasonably be expected to have a Material Adverse Effect, (a) there exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers and (b) there exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.Labor Relations. Except as described on Schedule 9.1.20, (a) no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement and (b) there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, except those that could not reasonably be expected to have a Material Adverse Effect.

9.1.21.Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22.Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law, in each case regarding its authority to incur Debt.

9.1.23.Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors, except in compliance with applicable requirements of such regulations.

9.1.24.PACA and PSA. No PACA Claims or PSA Claims are pending or, to the Borrowers’ knowledge, threatened, against any of the Borrowers or their Subsidiaries.

9.1.25.Excluded Subsidiaries. Except as set forth on Schedule 9.1.25, none of the Excluded Subsidiaries engage in any trade or business or own any assets or have any outstanding Debt. Each Excluded Subsidiary is an Immaterial Subsidiary.

9.1.26.OFAC. No Borrower, Subsidiary or, to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Borrower or Subsidiary is located, organized or resident in a Designated Jurisdiction.

9.2.Complete Disclosure. The Loan Documents, taken as a whole, do not contain any untrue statement of a material fact or fail to disclose any material fact necessary to make the statements contained therein, under the circumstances under which they were made, not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Administrative Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.COVENANTS AND CONTINUING AGREEMENTS

10.1.Affirmative Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall, and shall cause each Subsidiary to:

10.1.1.Inspections.

(a)Permit the Administrative Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither the Administrative Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Borrowers acknowledge that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)Reimburse the Administrative Agent for all charges, costs and expenses of the Administrative Agent in connection with inspections of any Obligor’s books and records or any other financial or Collateral matters as the Administrative Agent, in its discretion, deems appropriate, for one inspection per Loan Year; provided, however, that if an inspection is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay the Administrative Agent’s then standard charges for inspection activities, including the standard charges of the Administrative Agent’s internal inspection and appraisal groups, as well as the charges of any third party used for such purposes. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

10.1.2.Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Administrative Agent and Lenders:

(a)as soon as available, and in any event within 120 days after the close of each Fiscal Year, the Form 10-K of Borrower Agent as of the end of such Fiscal Year, as filed with the Securities and Exchange Commission, which shall contain the unqualified, audited financial statements of Borrower Agent and its Subsidiaries as of the end of such Fiscal Year, on a consolidated basis, certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Administrative Agent (it being understood that any of the top eight U.S. accounting firms are acceptable to Administrative Agent), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to the Administrative Agent;

(b)as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, the Form 10-Q of Borrower Agent as of the end of such Fiscal Quarter and the Fiscal Year to date, as filed with the Securities and Exchange Commission, which shall contain unaudited, interim financial statements of Borrower Agent and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis, and shall set forth in comparative form figures for the corresponding periods of the preceding Fiscal Year, certified by the principal financial or accounting officer of Borrower Agent as having been prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and the portion of the Fiscal Year then elapsed, subject to year‑end adjustments and the absence of footnotes;

(c)concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Administrative Agent while a Default or Event of Default exists, a Compliance Certificate executed by the principal financial or accounting officer of Borrower Agent;

(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower Agent by its accountants in connection with such financial statements;

(e)[intentionally omitted;]

(f)not later than the fifteenth (15th) day of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Aggregate Availability for such Fiscal Year, Fiscal Quarter by Fiscal Quarter and for the next three Fiscal Years, Fiscal Year by Fiscal Year;

(g)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower; and

(h)such other reports and information (financial or otherwise) as the Administrative Agent reasonably may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

Documents required to be delivered pursuant to Section 10.1.2(a) or (b) or Section 10.1.2(g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address listed on its signature page hereto; or (ii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower Agent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower Agent shall notify the

Administrative Agent and each Lender (by fax transmission or other electronic mail transmission) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
10.1.3.Notices. Notify Administrative Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, that reasonably could be expected to be determined adversely and, if so determined, to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default (if such default could reasonably be expected to result in a termination of such Material Contract prior to the time that it otherwise would terminate in the absence of such default) under, or termination of, a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding U.S.$2,500,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, the Supplemental Pension Plans Act (Québec), the Pension Benefits Act (Ontario), OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor, or receipt of any Environmental Notice, if such occurrence could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event or similar event with respect to any Canadian Plan; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) the receipt or delivery of any material notices that any Borrower or any Subsidiary gives or receives under or in connection with (i) PACA or any PACA Claim being asserted, (ii) PSA or any PSA Claim being asserted, (iii) any claim of any Lien under the California Producer’s Lien Law or (iv) any claim under Section 81.1 or Section 81.2 of the Bankruptcy and Insolvency Act (Canada) being asserted.

10.1.4.[Intentionally Omitted.]

10.1.5.Compliance with Laws. Comply with all Applicable Laws, including ERISA, the Supplemental Pension Plans Act (Québec), the Pension Benefits Act (Ontario), Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, PACA, PSA and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Obligor shall and shall cause (a) each ERISA Affiliate to make prompt payment of all contributions required to be made to satisfy the minimum funding standards set forth in ERISA with respect to any Pension Plan and (b) its applicable Affiliates to make prompt payment of all contributions required to be made to satisfy the minimum funding standards set forth in the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction with respect to any Canadian Plan. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to take appropriate action to remediate, such Environmental Release, whether or not directed to do so by any Governmental Authority unless a failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.6.Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Administrative Agent) satisfactory to Administrative Agent, with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation and business interruption insurance), in such amounts, and with such coverages, self-insurance (solely with respect to health, automobile and workers’ compensation coverages) and deductibles as are customary for companies similarly situated.

10.1.8.Licenses. Keep each License affecting any material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Administrative Agent of any modification of any such License, or entry into any new License; pay all Royalties when due; and notify Administrative Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9.Future Subsidiaries. Promptly notify Administrative Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary or an Immaterial Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to the Administrative Agent, and to deliver such legal opinions, in form and substance satisfactory to the Administrative Agent, as it shall deem appropriate.

10.1.10.Appraisals. Permit the Administrative Agent from time to time to obtain subsequent appraisals or updates to the Original Appraisals of the Mortgaged Real Estate, at Borrowers’ expense (provided that the Borrowers shall not be responsible for reimbursement of such expenses more than once per year unless an Event of Default has occurred and is continuing), in form and substance reasonably satisfactory to the Required Lenders until such time as the Obligations are paid in full, and cooperate with the Administrative Agent, including, without limitation, by providing any information reasonably necessary for the Administrative Agent to obtain such appraisals; provided, however, that (a) after an Event of Default occurs and is continuing, (b) if at any time the Administrative Agent reasonably believes that the aggregate fair market value of the Mortgaged Real Estate has decreased or (c) after a material casualty or condemnation occurs with respect to any of the Mortgaged Real Estate and the Administrative Agent is obligated to release insurance proceeds or condemnation awards to Borrowers or their Subsidiaries, the Administrative Agent may obtain any and all such appraisals and updates at the Borrowers’ expense; and provided further that (i) appraisals shall not be required under clause (b) more frequently than once in any period of twelve consecutive months, and (ii) in the case of clause (c), such appraisals or updates shall be required only with respect to the affected Mortgaged Real Estate and shall take into account the amount of the insurance proceeds or condemnation proceeds received in respect of such casualty or condemnation.

10.1.11.Post-Closing Deliverables.

(a)With respect to the Mortgaged Real Estate located in Montgomery, New York, use commercially reasonable efforts to obtain, and deliver to the Administrative Agent as soon as available, (i) an as-built survey for the final completed building in form and substance reasonably acceptable to the Administrative Agent, and (ii) a permanent certificate of occupancy for such building.

(b)With respect to the Mortgaged Real Estate located in Sturtevant, Wisconsin, use commercially reasonable efforts to obtain, and deliver to the Administrative Agent as soon as available, a title endorsement removing any and all mechanic’s lien exceptions from the title policy, in form and substance satisfactory to the Administrative Agent.

10.2.Negative Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall not, and shall cause each Subsidiary not to:

10.2.1.Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)the Obligations;

(b)Permitted Purchase Money Debt;

(c)Borrowed Money (other than the Obligations and Permitted Purchase Money Debt), but only to the extent (i) outstanding on the Closing Date, (ii) not satisfied with proceeds of the initial Loans and (iii) described on Schedule 10.2.1;

(d)Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(e)Permitted Contingent Obligations;

(f)Refinancing Debt as long as each Refinancing Condition is satisfied;

(g)Debt representing an Investment that is not prohibited by Section 10.2.5;

(h)intercompany Debt permitted by Section 10.2.7;

(i)Debt represented by financed insurance premiums; provided that the aggregate outstanding amount of such Debt shall not exceed U.S.$1,000,000 at any time;

(j)Debt representing deferred compensation to current or former employees, officers and directors of a Borrower or Subsidiary incurred in the Ordinary Course of Business; provided that the aggregate outstanding amount of such Debt shall not exceed U.S.$15,000,000 at any time;

(k)Debt under any Seller Note; provided that (i) to the extent incurred, such Debt shall be outstanding for not more than two (2) Business Days after the incurrence thereof and (ii) the terms of such Seller Note shall be reasonably satisfactory to the Administrative Agent;

(l)Debt under the Revolving Loan Agreement in an aggregate principal amount not to exceed $750,000,000 at any time (or such lesser amount after giving effect to any prepayments or amortization payments in respect thereof); and

(m)Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed U.S.$25,000,000 in the aggregate at any time.

10.2.2.Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)Liens in favor of the Administrative Agent;

(b)Purchase Money Liens securing Permitted Purchase Money Debt or any Refinancing Debt with respect thereto;

(c)Liens for Taxes that are not delinquent or that are being Properly Contested;

(d)statutory Liens (other than (i) Liens for Taxes or imposed under ERISA, and (ii) except for those liens in respect of contribution amounts not yet due or payable to the pension fund, Liens imposed under the Pension Benefits Act (Ontario) or under applicable pension standards legislation of another Canadian jurisdiction) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not delinquent or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e)Liens incurred or pledges or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to the Administrative Agent’s Liens on Collateral;

(f)Liens arising in the Ordinary Course of Business that are subject to Lien Waivers (as defined in the Revolving Loan Agreement);

(g)Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) at all times junior to the Administrative Agent’s Liens on Collateral;

(h)easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)the reservations, limitations, provisos and conditions expressed in any original grants from Her Majesty The Queen in Right of Canada of real or immoveable property, which do not materially impair the use of the affected land for the purpose used or intended to be used by such Person;

(j)title defects or irregularities that are of a minor nature and that in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by such Person;

(k)normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(l)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business securing obligations that are not delinquent or that are being Properly Contested;

(m)pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(n)existing Liens shown on Schedule 10.2.2 and any renewals or extensions thereof, provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor(s) with respect thereto is (are) not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by this Agreement;

(o)(i) Revolving Loan Facility Liens and Liens securing any Refinancing Debt in respect thereof (provided that such Liens are subject to the Intercreditor Agreement) and (ii) Liens granted to Bank of America, N.A. (acting through its Canada branch) under the Revolving Loan Facility Documents on the Property of UNFI Canada and its Subsidiaries securing UNFI Canada’s obligations thereunder and Liens securing any Refinancing Debt in respect thereof; and

(p)Liens listed as exceptions in the title insurance policies insuring the Mortgages.

10.2.3.[Intentionally Omitted].

10.2.4.Distributions; Upstream Payments. Declare or make any Distributions, except:

(a)Upstream Payments; provided that any Upstream Payments by a Subsidiary (other than a Canadian Subsidiary that is a Subsidiary of UNFI Canada) to UNFI Canada shall not exceed U.S.$1,000,000 (or its equivalent in other currencies) in the aggregate during the term of this Agreement;

(b)payments by any Borrower or Subsidiary in respect of withholding or similar Taxes payable by any future, present or former officer, director, manager or employee (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; provided that the aggregate amount of all cash payments made pursuant to this clause (b) shall not exceed $10,000,000 in any Fiscal Year; and

(c)UNFI may purchase or redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests of UNFI, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby.

Notwithstanding the foregoing, UNFI may make Distributions to the extent (i) (A) no Default or Event of Default shall exist before or after giving effect to the proposed Distribution, (B) daily average Aggregate Availability for the 30 consecutive days immediately before making the proposed Distribution, calculated on a pro forma basis after giving effect to such Distribution as if such Distribution had been made at the beginning of such 30 day period, is at least 15% of the Aggregate Borrowing Base, and (C) Borrowers have a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the most recently completed period of four Fiscal Quarters for which financial statements have been provided pursuant to Section 10.1.2, calculated on a pro forma basis after giving effect to such Distribution as if such Distribution had been made at the beginning of such period of four Fiscal Quarters; provided that to the extent daily average Aggregate Availability for the 30 consecutive days immediately before making the proposed Distribution, calculated on a pro forma basis after giving effect to such Distribution as if such Distribution had been made at the beginning of such 30 day period, is at least 20% of the Aggregate Borrowing Base, this clause (C) shall not be applicable, and (ii) UNFI shall have delivered to the Administrative Agent and each Lender a statement, certified by the principal financial or accounting officer of UNFI, setting forth, in reasonable detail, computations (determined in a manner reasonably acceptable to the Administrative Agent) evidencing satisfaction of the requirements set forth in clause (i) above.
10.2.5.Restricted Investments. Make any Restricted Investment.

10.2.6.Disposition of Collateral. Make any Asset Disposition with respect to any Collateral, except (a) a Permitted Collateral Disposition, (b) a transfer of Property to any Obligor that is not a Foreign Subsidiary, or (c) a transfer of Property to UNFI Canada by a Canadian Subsidiary that is a Foreign Subsidiary.

10.2.7.Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, relocation expenses, travel and other business related expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans and advances by an Obligor or by UNFI Canada to an Obligor or to UNFI Canada; provided that (i) the aggregate principal amount of intercompany loans and advances by an Obligor to UNFI Canada shall not exceed U.S.$10,000,000 (plus any additional amounts necessary to enable UNFI Canada to make any prepayments required pursuant to Section 3.6 of the Revolving Loan Agreement) and (ii) any intercompany loans or advances by UNFI Canada to any Obligor shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; and (e) loans or advances constituting an Investment that is not prohibited by Section 10.2.5.

10.2.8.Restrictions on Payment of Certain Debt. Make any payment (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date or such later date when such Debt is incurred (or, in either case, as amended thereafter with the consent of Administrative Agent) other than:

(a)payments made with the proceeds of Refinancing Debt with respect thereto;

(b)payments in respect of any Seller Note, so long as such payments are made concurrently with the expiration of such Seller Note; and

(c)payments in respect of Debt under the Revolving Loan Agreement.

10.2.9.Fundamental Changes. (a) Without providing thirty (30) days’ prior written notice to the Administrative Agent, change its (i) name, (ii) tax, charter or other organizational identification number, or (iii) form or state of organization; (b) liquidate, wind up its affairs or dissolve itself; or (c) merge, combine, amalgamate or consolidate with any Person, whether in a single transaction or in a series of related transactions, except (i) any Subsidiary (other than UNFI Canada) may merge, combine, amalgamate or consolidate with a Borrower or Guarantor so long as a Borrower or Guarantor is the continuing or surviving Person, (ii) any Subsidiary that is not an Obligor may merge, combine, amalgamate or consolidate with a wholly-owned Domestic Subsidiary that is not an Obligor so long as a wholly-owned Domestic Subsidiary is the continuing or surviving Person, (iii) any Foreign Subsidiary (other than UNFI Canada) may (A) amalgamate under the laws of Canada with UNFI Canada, or (B) merge, combine, amalgamate or consolidate with a wholly-owned Foreign Subsidiary (other than UNFI Canada) so long as a wholly-owned Foreign Subsidiary is the continuing or surviving Person, (iv) liquidations, winding-up of affairs or dissolutions of Immaterial Subsidiaries (and corresponding distributions of assets) shall be permitted, (v) liquidations, winding-up of affairs or dissolutions of other Subsidiaries (and corresponding distributions of assets) shall be permitted, so long as all of the assets of such Subsidiaries are distributed to an Obligor, or (vi) in connection with Permitted Acquisitions or an Asset Disposition expressly permitted by this Agreement.

10.2.10.Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with the applicable requirements set forth in Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests (other than in favor of an Obligor) except director’s qualifying shares.

10.2.11.Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that is adverse to the Lenders, except in connection with a transaction permitted under Section 10.2.9.

10.2.12.Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13.Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP and in accordance with Section 1.2, or change its Fiscal Year.

10.2.14.Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.Hedging Agreements. Enter into any Hedging Agreement, except in the Ordinary Course of Business for the purpose of hedging risks and not for speculative purposes.

10.2.16.Conduct of Business. Engage in any business other than a Permitted Business.

10.2.17.Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except:

(a)transactions expressly permitted by the Loan Documents;

(b)payment of reasonable compensation to officers and employees for services actually rendered and reasonable severance arrangements in the Ordinary Course of Business;

(c)Distributions permitted by Section 10.2.4;

(d)loans and advances permitted by Section 10.2.7;

(e)payment of customary directors’ fees, reimbursement of expenses and indemnities in the Ordinary Course of Business;

(f)transactions solely among Obligors, subject to the other restrictions set forth in this Agreement;

(g)transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and

(h)transactions with Affiliates (other than Excluded Subsidiaries) in the Ordinary Course of Business, upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18.Employee Benefit Plans. Become party to any Multiemployer Plan, Canadian Plan that is a registered pension plan or pension plan (within the meaning of the Pension Benefits Act

(Ontario) or under applicable pension standards legislation of another Canadian jurisdiction) or Foreign Plan, other than (a) any in existence on the Closing Date or (b) by reason of a Permitted Acquisition.

10.2.19.Excluded Subsidiaries. With respect to Excluded Subsidiaries, engage in any trade or business or own any assets (except as set forth on Schedule 9.1.25) or incur any Debt.

10.3.Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1.Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.20 to 1.00 as of the end of any period of four Fiscal Quarters.

10.3.2.Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio of not more than 3.00 to 1.00 as of the end of any Fiscal Quarter.

10.3.3.Loan-to-Value Ratio. Maintain a Loan-to-Value Ratio of not more than seventy-five percent (75%) at any time.

SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) and in the currency required hereunder;

(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)A Borrower breaches or fail to perform any covenant contained in Section 7.2.1, 10.1.1, 10.1.2, 10.2, 10.3.1 or 10.3.2;

(d)An Obligor breaches or fails to perform (i) the covenant contained in Section 10.3.3 and such breach or failure is not cured within 10 days after the Borrower Agent receives a notice from the Administrative Agent that the Borrowers are not in compliance with such covenant or (ii) any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to the Administrative Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Administrative Agent and the Lenders);

(f)Any breach or default of an Obligor or any of its Subsidiaries occurs (i) under any Hedging Agreement to which it is a party or by which it is bound, if its liability upon termination would be in excess of U.S.$10,000,000, or (ii) under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound that relates to any Debt (other than the Obligations) in excess of U.S.$10,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)Any judgment or order for the payment of money is entered against an Obligor or any of its Subsidiaries in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors and Subsidiaries, U.S.$5,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds U.S.$10,000,000;

(i)(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business and such injunction, restraint or prevention could reasonably be expected to have a Material Adverse Effect; (ii) an Obligor suffers the loss, revocation or termination of any license, permit, lease or agreement necessary to its business, and such loss, revocation or termination could reasonably be expected to have a Material Adverse Effect; (iii) there is a cessation of any part of an Obligor’s business and such cessation of business could reasonably be expected to have a Material Adverse Effect; (iv) any Collateral or Property of an Obligor is taken or impaired through condemnation and such taking or impairment could reasonably be expected to have a Material Adverse Effect; (v) an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs, except as permitted by this Agreement; or (vi) an Obligor or any of its Subsidiaries (other than an Excluded Subsidiary or an Immaterial Subsidiary) is not Solvent;

(j)(i) An Insolvency Proceeding is commenced by an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary); (ii) an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary) makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary); or (iv) an Insolvency Proceeding is commenced against an Obligor or any of its Subsidiaries (other than an Immaterial Subsidiary) and (w) the Obligor or such Subsidiary consents to institution of the proceeding, (x) the petition commencing the proceeding is not timely contested by the Obligor or such Subsidiary, (y) the petition is not dismissed within 60 days after filing, or (z) an order for relief is entered in the proceeding;

(k)(i) An ERISA Event (other than a complete or partial withdrawal from a Multiemployer Plan) occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of U.S.$5,000,000 or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; or an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to withdrawal liability assessed in an aggregate total amount in excess of U.S.$5,000,000 under Section 4201 of ERISA under a Multiemployer Plan; (ii) a Canadian Pension Event occurs with respect to a Canadian Plan that could, in the Administrative Agent’s good faith judgment, subject UNFI Canada or any of its Subsidiaries to any tax, penalty or other liabilities under the Pension Benefits Act (Ontario) or applicable pension standards legislation of another Canadian jurisdiction or under the Income Tax Act (Canada) in excess of U.S.$5,000,000, or if UNFI Canada or any of its Subsidiaries is in default with respect to required payments to a Canadian Plan or any Lien arises (save for contribution amounts not yet due or payable to a

Canadian Plan) in connection with any Canadian Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)An Obligor or any of its Senior Officers is convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state, federal, provincial or territorial law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act), in either case that could lead to forfeiture of any material Property or any Collateral; or

(m)A Change of Control occurs.

11.2.Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs, then to the extent permitted by Applicable Law, all Obligations automatically shall become due and payable, without any action by the Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, the Administrative Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law; and

(b)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral and (ii) sell or otherwise dispose of any Collateral in accordance with Applicable Law, with such notice as may be required by Applicable Law, all as the Administrative Agent, in its discretion, deems advisable. To the extent permitted by Applicable Law, the Administrative Agent shall have the right to (i) conduct such sales on any Obligor’s premises, without charge, and any sales may be adjourned from time to time, (ii) sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and (iii) purchase any Collateral and, in lieu of actual payment of the purchase price, credit bid and setoff the amount of such price against the Obligations.

11.3.[Intentionally Omitted.]

11.4.Setoff. At any time during an Event of Default, the Administrative Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not the Administrative Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.Remedies Cumulative; No Waiver.

11.5.1.Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of the Administrative Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of the Administrative Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by the Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.ADMINISTRATIVE AGENT

12.1.Appointment, Authority and Duties of the Administrative Agent.

12.1.1.Appointment and Authority.

(a)Each Secured Party appoints and designates Bank of America as Administrative Agent under all Loan Documents. Administrative Agent may, and each Secured Party authorizes Administrative Agent to, enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all applicable Security Documents, for the benefit of Secured Parties. Any action taken by Administrative Agent in accordance with the provisions of the Loan Documents, and the exercise by Administrative Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.

(b)Without limiting any other provision of this Agreement, each Secured Party, as a principal, specifically appoints Administrative Agent as such Secured Party’s agent for purposes of acting as beneficiary of each Mortgage consisting of a deed of trust on Real Estate in the State of Washington (each, a “Washington Deed of Trust”), for itself and on behalf of each Secured Party, and taking all actions that such Secured Party could take in such capacity were such Secured Party itself named directly as a beneficiary of each Washington Deed of Trust (including but not limited to appointing a successor trustee thereunder, directing the trustee thereof to exercise the power of sale thereunder, or foreclosing such Washington Deed of Trust judicially as a mortgage). Each Secured Party further agrees to enter into such further documents, instruments and agreements as Administrative Agent may reasonably request in order to more fully carry out the purpose and intent of the appointment provided for in this Section for the mutual benefit of the Secured Parties and the Administrative Agent.

12.1.2.Duties. The title of “Administrative Agent” is used solely as a matter of market custom and the duties of the Administrative Agent are administrative in nature only. The

Administrative Agent has no duties except those expressly set forth in the Loan Documents, and in no event does the Administrative Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, the Administrative Agent may presume that the condition is satisfactory to a Secured Party unless the Administrative Agent has received notice to the contrary from such Secured Party before the Administrative Agent takes the action. The Administrative Agent may request instructions from Required Lenders or other Secured Parties (or such other number of Lenders as may be required) with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by the Administrative Agent. The Administrative Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders (or such other number of Lenders as may be required) shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall the Administrative Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2.Agreements Regarding Collateral and Borrower Materials.

12.2.1.Releases; Care of Collateral. Secured Parties authorize the Administrative Agent (a) to release any Lien with respect to any Collateral (i) upon Full Payment of the Obligations; (ii) that is the subject of an Asset Disposition that the Borrowers certify in writing to Administrative Agent is a Permitted Collateral Disposition or a Lien that the Borrowers certify is a Permitted Lien entitled to priority over the Administrative Agent’s Liens (and the Administrative Agent may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Collateral; or (iv) subject to Section 14.1, with the consent of all Required Lenders; provided that such releases permitted pursuant to clauses (ii) through (iv) above shall be subject at all times to the Borrowers’ compliance with Section 10.3.3 on a pro forma basis after giving effect to such disposition, and (b) to release any Guarantor from its obligations under the Loan Documents if (i) such Person becomes an Immaterial Subsidiary, or (ii) such Person ceases to be a Subsidiary as a result of a transaction expressly permitted under the Loan Documents. Secured Parties authorize the Administrative Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. The Administrative Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that the Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with Administrative Agent’s instructions.

12.2.3.Reports. Administrative Agent shall promptly provide to Lenders, when complete, any inspection, appraisal or other report prepared for the Administrative Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits, examinations or appraisals, and that the Administrative Agent or any other Person performing an audit, examination or appraisal will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Borrowers’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys, accountants and to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Lender or its Affiliates), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.Reliance By the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5.Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through setoff or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.2, as applicable, such Lender shall forthwith purchase from the Administrative Agent and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 4.2.2 and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction.

12.6.Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR THE ADMINISTRATIVE AGENT (IN THE CAPACITY OF ADMINISTRATIVE AGENT). In no event shall any Lender have any obligation to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. In the Administrative Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If the Administrative Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Administrative Agent by each Secured Party to the extent of its Pro Rata share.

12.7.Limitation on Responsibilities of the Administrative Agent. The Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent assumes no responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. The Administrative Agent makes no express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.Successor Administrative Agent.

12.8.1.Resignation; Successor Administrative Agent. The Administrative Agent may resign at any time by giving at least 30 days’ written notice thereof to the Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Administrative Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint a successor agent that is a financial institution reasonably acceptable to it, which shall be a Lender unless no Lender accepts the role or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of the Administrative Agent hereunder. Upon acceptance by a successor Administrative Agent of its appointment hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Administrative Agent, including the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding the Administrative Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Administrative Agent. Any successor to Bank of America by merger, amalgamation or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower Agent and such Person remove such Person as Administrative Agent, and, in consultation with the Borrower Agent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
12.8.2.Co-Collateral Agent. If necessary or appropriate under Applicable Law, the Administrative Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to the Administrative Agent under such Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that the Administrative Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.

12.9.Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to the Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of the Administrative Agent or its Affiliates.

12.10.Remittance of Payments and Collections.

12.10.1.Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Administrative Agent and request for payment is made by the Administrative Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by the Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Administrative Agent. Any such payment shall be subject to the Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid in full at the greater of the Federal Funds Rate or the rate determined by the Administrative Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Loans. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 4.2.

12.10.3.Recovery of Payments. If the Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Administrative Agent from an Obligor and such related payment is not received, then the Administrative Agent may recover such amount from each Secured Party that received it. If the Administrative Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by the Administrative Agent to any Obligations are later required to be returned by the Administrative Agent pursuant to Applicable Law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11.Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender and the terms “Lenders”, “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. The Administrative Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not the Administrative Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, the Administrative Agent, Lenders and their Affiliates may receive information regarding Obligors and their Affiliates (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.[Intentionally Omitted.]

12.13.[Intentionally Omitted.]

12.14.No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and the Administrative Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and the Administrative Agent, any action that the Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, the Administrative Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. The Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.Participations.

13.2.1.Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and the Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2.Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3.Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments and Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4.Benefit of Setoff. Borrowers agree that each Participant shall have a right of setoff in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of setoff with respect to any participating interests sold by it. By exercising any right of setoff, a Participant agrees to share with Lenders all amounts received through its setoff, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.Assignments.

13.3.1.Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of U.S.$10,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of U.S.$5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of Commitments retained by the transferor Lender is at least U.S.$10,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2.Effect; Effective Date. Upon delivery to Administrative Agent of an assignment notice in the form of Exhibit C and a processing fee of U.S.$3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements for issuance of a replacement and/or new Note, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

13.3.3.Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to the Administrative Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations, or other compensating actions as the Administrative Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4.Register. The Administrative Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses, and Commitments of, and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, the Administrative Agent and Lenders shall treat each lender recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The Administrative Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4.Replacement of Certain Lenders. If (a) any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.8, or (b) any Lender is a Defaulting Lender, a Non-Consenting Lender or a Non-Renewing Lender, then the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.7 and Section 5.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrowers shall have paid to the Administrative Agent the processing fee (if any) specified in Section 13.3.2;

(ii)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.7 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with Applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply.

SECTION 14.	MISCELLANEOUS

14.1.Consents, Amendments and Waivers.

14.1.1.Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)without the prior written consent of the Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Administrative Agent;

(b)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”; (iii) extend the Termination Date; (iv) modify or waive any mandatory prepayment required under Section 5.2.2(c); or (v) amend this clause (b); and

(c)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Sections 5.6.2, 10.3.3 or 14.1.1 or the proviso set forth in Section 12.2.1(a); (ii) amend the definitions of (A) Pro Rata or (B) Required Lenders; (iii) release all or substantially all of the Collateral; (iv) release any portion of the Collateral if such release would result in the Borrowers’ failure to comply with the covenant set forth in Section 10.3.3; (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (vi) amend provisions herein relating to the Pro Rata treatment of (x) payments or (y) reductions in the Commitments.

14.1.2.Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders and the Administrative Agent as among themselves. Only the consent of the parties to the Fee Letter shall be required for any modification of such agreement. Any waiver or consent granted by the Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. For the avoidance of doubt, this Section 14.2 shall not apply to any Claim on account of Taxes governed by (or excluded from the application of) Sections 3.7 or 5.9.

14.3.Notices and Communications.

14.3.1.Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to the Administrative Agent pursuant to Section 2.1.4, 3.1.2, 4.1.1 or 5.2.3 shall be effective until actually received by the individual to whose attention at the Administrative Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2.Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. The Administrative Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic mail and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrowers shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Obligors and Secured Parties acknowledge that “public” information is not segregated from material non-public information on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet.

14.3.4.Non-Conforming Communications. The Administrative Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4.Performance of Borrowers’ Obligations. Following the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by the Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of the Administrative Agent under this Section shall be reimbursed to the Administrative Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by the Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.Credit Inquiries. The Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.9.Time is of the Essence. Except as otherwise expressly provided to the contrary herein or in another Loan Document, time is of the essence with respect to all Loan Documents and Obligations.

14.10.Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for the Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of the Administrative Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute the Administrative Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

14.11.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and the Administrative Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.Confidentiality. Each of the Administrative Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to the Administrative Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, the Administrative Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials that refer to this credit facility. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of the Administrative Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13.[Intentionally Omitted.]

14.14.GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.Consent to Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY

HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of the Administrative Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by the Administrative Agent of any judgment or order obtained in any forum or jurisdiction.

14.16.Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which the Administrative Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Administrative Agent on which a Borrower may in any way be liable, and hereby ratifies anything the Administrative Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing the Administrative Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against the Administrative Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to the Administrative Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.Patriot Act Notice. The Administrative Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, the Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow the Administrative Agent and Lenders to identify it in accordance with the Patriot Act. The Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

14.18.NO ORAL AGREEMENT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

UNITED NATURAL FOODS, INC.
By:	/s/ Mark E. Shamber
Name:	Mark E. Shamber
Title:	Senior Vice President, Chief Financial Officer and Treasurer

ALBERT’S ORGANICS, INC.
By:	/s/ Mark E. Shamber
Name:	Mark E. Shamber
Title:	Vice President, CFO, Treasurer and Assistant Secretary

Address:	313 Iron Horse Way Providence, RI 02908 Attn: Mark E. Shamber, Senior Vice President, Chief Financial Officer and Treasurer Telecopy: (877) 643-0059 Email: MShamber@unfi.com

[Signature page to Term Loan Agreement - UNFI]

ADMINISTRATIVE AGENT AND LENDERS:
BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By: /s/ Edgar Ezerins
Name: Edgar Ezerins
Title: SVP
Address:
              CityPlace I
              185 Asylum Street
              Hartford, CT 06103
              Attn: Edgar Ezerins
              Telecopy: (860) 952-6830
              E-mail: edgar.ezerins@baml.com

With a copy to:

             Bingham McCutchen LLP
             One State Street
             Hartford, CT 06103
             Attn: Daniel I. Papermaster, Esq.
             Telecopy: (860) 240-2521
             E-Mail: daniel.papermaster@bingham.com

[Signature page to Term Loan Agreement - UNFI]

FARM CREDIT EAST, ACA, as a Lender
By:/s/ Thomas W. Cosgrove___________________
Name: Thomas W. Cosgrove
Title: Vice President

Address:
               240 South Road
               Enfield, CT 06082
               Attn: Thomas Cosgrove
               Telecopy: (888) 278-2955

[Signature page to Term Loan Agreement - UNFI]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:/s/ Nicole C. Maines___________________
Name: Nicole C. Manies
Title: Vice President

Address:
               209 South LaSalle Street
               MK-IL-RY3B
   Chicago, IL 60604
               Attn: Nicole Manies
               Telecopy: 312.325.8905

[Signature page to Term Loan Agreement - UNFI]

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:/s/ Kenneth M. Blackwell___________________
Name: Kenneth M. Blackwell
Title: Senior Vice President

Address:
             200 West 2nd Street; 16th Floor
             Winston Salem, NC 27101
             Attn: Ken Blackwell
             Telecopy: (252) 234-0736

[Signature page to Term Loan Agreement - UNFI]

EXHIBIT A
to
Term Loan Agreement
NOTE

August 14, 2014	U.S.$___________________	New York City, New York

UNITED NATURAL FOODS, INC., a Delaware corporation (“UNFI”), and ALBERT’S ORGANICS, INC., a California corporation (“Albert’s” and, together with UNFI, collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of ____________________________ (“Lender”), the principal sum of ______________________________ U.S. DOLLARS (U.S.$___________), together with all unpaid interest accrued thereon as provided in the Loan Agreement. Terms are used herein as defined in the Term Loan Agreement dated as of August 14, 2014, among Borrowers, Bank of America, N.A., as Administrative Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).
Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Loans under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.
The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Loans and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.
Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.
In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful amount permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

A- 1

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).
IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

UNITED NATURAL FOODS, INC. By:____________________________________ Name: Title:

ALBERT’S ORGANICS, INC. By:____________________________________ Name: Title:

A- 2

EXHIBIT B
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Term Loan Agreement dated as of August 14, 2014, as amended (“Loan Agreement”), among UNITED NATURAL FOODS, INC., a Delaware corporation (“UNFI”), ALBERT’S ORGANICS, INC., a California corporation (“Albert’s” and, together with UNFI, collectively, “Borrowers”), BANK OF AMERICA, N.A., a national banking association, as administrative agent (“Administrative Agent”) for certain financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.
________________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:
1.    Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor [(a) a principal amount of U.S.$________ of Assignor’s outstanding Loans and (b) the amount of U.S.$__________ of Assignor’s Commitment (which represents ____% of the Aggregate Commitments)] (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Administrative Agent, provided such Assignment Notice is executed by Assignor, Assignee, Administrative Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.
2.    Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, (i) its Commitment is U.S.$__________ and (ii) the outstanding balance of its Loans is U.S.$__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note held by it and requests that Administrative Agent exchange such Note for a new Note payable to Assignee [and Assignor].]
3.    Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to each the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a

"Lender" under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.
4.    This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.
5.    Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:
(a)    If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):
__________________________
__________________________
__________________________
(b)    If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
__________________________
__________________________
__________________________
__________________________
Payments hereunder shall be made by wire transfer of immediately available U.S. Dollars as follows:
If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):
______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________
If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):
______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.
_____________________________________
(“Assignee”)
By___________________________________
Title:
_____________________________________
(“Assignor”)
By___________________________________
Title:

EXHIBIT C
to
Term Loan Agreement

ASSIGNMENT NOTICE
Reference is made to (1) the Term Loan Agreement dated as of August 14, 2014, as amended (“Loan Agreement”), among UNITED NATURAL FOODS, INC., a Delaware corporation (“UNFI”), ALBERT’S ORGANICS, INC., a California corporation (“Albert’s” and, together with UNFI, collectively, “Borrowers”), BANK OF AMERICA, N.A., a national banking association, as administrative agent (“Administrative Agent”) for certain financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”), between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.
Assignor hereby notifies Borrowers and Administrative Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement [(a) a principal amount of U.S.$________ of Assignor’s outstanding Loans and (b) the amount of U.S.$__________ of Assignor’s Commitment (which represents ____% of the Aggregate Commitments)] (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Administrative Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.
For purposes of the Loan Agreement, the Administrative Agent shall deem [(a) Assignor’s Commitment to be reduced by U.S.$_________ and (b) Assignee’s Commitment to be increased by U.S.$_________].
The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:
________________________
________________________
________________________
________________________
The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.
This Notice is being delivered to Borrowers and Administrative Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

C-1

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.
_____________________________________
(“Assignee”)
By___________________________________
Title:
_____________________________________
(“Assignor”)
By___________________________________
Title:
ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:
BORROWER AGENT:*
_________________________________
By_______________________________
Title:
* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.
BANK OF AMERICA, N.A.,
as Administrative Agent
By_______________________________
Title:

C-2

SCHEDULE 1.1(a)
to
Term Loan Agreement
COMMITMENTS OF LENDERS

Lender	Total Commitments
Bank of America, N.A.	U.S.$45,000,000.00
U.S. Bank National Association	U.S.$35,000,000.00
Farm Credit East, ACA	U.S.$35,000,000.00
Branch Banking and Trust Company	U.S.$35,000,000.00
U.S.$150,000,000.00

S-1.1(a)-1

SCHEDULE 1.1(b)

FISCAL PERIODS AND FISCAL QUARTERS

Fiscal 2014		Fiscal 2016		Fiscal 2018		Fiscal 2020		Fiscal 2022
9/7/2013		9/5/2015		9/2/2017		9/7/2019		9/4/2021
10/5/2013		10/3/2015		9/30/2017		10/5/2019		10/2/2021
11/2/2013	Q1	10/31/2015	Q1	10/28/2017	Q1	11/2/2019	Q1	10/30/2021	Q1
12/7/2013		12/5/2015		12/2/2017		12/7/2019		12/4/2021
1/4/2014		1/2/2016		12/30/2017		1/4/2020		1/1/2022
2/1/2014	Q2	1/30/2016	Q2	1/27/2018	Q2	2/1/2020	Q2	1/29/2022	Q2
3/8/2014		3/5/2016		3/3/2018		3/7/2020		3/5/2022
4/5/2014		4/2/2016		3/31/2018		4/4/2020		4/2/2022
5/3/2014	Q3	4/30/2016	Q3	4/28/2018	Q3	5/2/2020	Q3	4/30/2022	Q3
6/7/2014		6/4/2016		6/2/2018		6/6/2020		6/4/2022
7/5/2014		7/2/2016		6/30/2018		7/4/2020		7/2/2022
8/2/2014	Q4	7/30/2016	Q4	7/28/2018	Q4	8/1/2020	Q4	7/30/2022	Q4

Fiscal 2015		Fiscal 2017		Fiscal 2019		Fiscal 2021
9/6/2014		9/3/2016		9/1/2018		9/5/2020
10/4/2014		10/1/2016		9/29/2018		10/3/2020
11/1/2014	Q1	10/29/2016	Q1	10/27/2018	Q1	10/31/2020	Q1
12/6/2014		12/3/2016		12/1/2018		12/5/2020
1/3/2015		12/31/2016		12/29/2018		1/2/2021
1/31/2015	Q2	1/28/2017	Q2	1/26/2019	Q2	1/30/2021	Q2
3/7/2015		3/4/2017		3/2/2019		3/6/2021
4/4/2015		4/1/2017		3/30/2019		4/3/2021
5/2/2015	Q3	4/29/2017	Q3	4/27/2019	Q3	5/1/2021	Q3
6/6/2015		6/3/2017		6/1/2019		6/5/2021
7/4/2015		7/1/2017		6/29/2019		7/3/2021
8/1/2015	Q4	7/29/2017	Q4	8/3/2019	Q4	7/31/2021	Q4

S-1.1-1(b)

SCHEDULE 7.1

MORTGAGED REAL ESTATE

Albert's Organics, Inc.

1.	3268 E. Vernon Avenue, Vernon, California 90058

United Natural Foods, Inc.

1.	260 Lake Road, Killingly, Connecticut 06241

2.	300 Lake Road, Killingly, Connecticut 06241

3.	100 Lake View Court, Atlanta, Georgia 30336

4.	2340 Heinz Road, Iowa City, Iowa 52240

5.	655 Commerce Parkway, Greenwood, Indiana 46143

6.	71 Stow Drive, Chesterfield, New Hampshire 03443

7.	1101 Sunset Boulevard, Rocklin, California 95765

8.	7909 S. Union Parkway, Ridgefield, Washington 98642

9.	401 and 525 Neelytown Road, Montgomery, New York 12549

10.	3138 Highway H, Sturtevant, Wisconsin 53177

11.	12745 Earhart Avenue, Auburn, California 95602

S-7.1-1

SCHEDULE 9.1.4

NAMES AND CAPITAL STRUCTURE

1.	The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Name	Jurisdiction	Number and Class of Authorized Shares	Number and Class of Issued Shares
United Natural Foods, Inc.	Delaware	Common - 100,000,000 Preferred - 5,000,000	Common - 48,904,924 [1] Preferred - 0
United Natural Foods West, Inc.	California	Common - 100,000	Common - 1
UNFI Canada, Inc.	Canada	Common - Unlimited	Common - 100
Albert’s Organics, Inc.	California	Voting - 99,500 Non-Voting - 500	Voting - 579.36 Non-Voting - 0
Natural Retail Group, Inc.	Delaware	Common - 10,000	Common - 1,000
United Natural Transportation, Inc.	Delaware	Common - 10,000	Common - 1,000
Springfield Development, LLC	Delaware	N/A	N/A
Blue Marble Brands, LLC	Delaware	N/A	N/A
United Natural Trading, LLC	Delaware	N/A	N/A
Tony's Fine Foods	California	Common -200,000	Common - 122,500
Tutto Pronte	California	Common - 100	Common - 100
Fromages De France, Inc.	California	Common - 100	Common - 100
Trudeau Foods LLC	Delaware	N/A	N/A

______________________________________

1 As of August 2, 2014

S-9.1.11-1

2.	The record holders of Equity Interests of each Borrower (other than United Natural Foods, Inc.) and Subsidiary are as follows:

Name	Class of Stock	Number of Shares	Record Owner
United Natural Foods West, Inc.	Common	1	United Natural Foods, Inc.
UNFI Canada, Inc.	Common	100	United Natural Foods, Inc.
Albert’s Organics, Inc.	Common	579.36	United Natural Foods, Inc.
Natural Retail Group, Inc.	Common	1,000	United Natural Foods, Inc.
United Natural Transportation, Inc.	Common	1,000	United Natural Foods, Inc.
Springfield Development, LLC	N/A	N/A	United Natural Foods, Inc. is the sole member.
Blue Marble Brands, LLC	N/A	N/A	United Natural Foods, Inc. is the sole member.
United Natural Trading, LLC	N/A	N/A	United Natural Foods, Inc. is the sole member.
Tony’s Fine Foods	Common	122,500	United Natural Foods West, Inc.
Tutto Pronte	Common	100	Tony’s Fine Foods
Fromages De France, Inc.	Common	100	Tony’s Fine Foods
Trudeau Foods LLC	N/A	N/A	United Natural Foods, Inc.

3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:
None, other than with respect to certain Equity Interests of UNFI pursuant to certain plans and agreements, the forms of which are filed as exhibits to UNFI's public filings with the Securities and Exchange Commission.

4.
In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired all or substantially all of the assets of any other Person nor been the surviving entity in a merger, amalgamation or combination, except:

Hershey Import Co., Inc. In February 1998, United Natural Trading Co. acquired substantially all of the assets of Hershey Import Co., Inc. In November 2012, United Natural Trading Co. was liquidated into UNFI and United Natural Trading, LLC acquired these assets from UNFI. United Natural Trading, LLC also does business under the name Woodstock Farms Manufacturing.

SunOpta Inc., Inc. In June 2010, UNFI Canada, Inc. purchased substantially all of the assets of the Canadian food distribution business of SunOpta Inc.’s Distribution Group business, together with substantially all of the assets of Drive Organics Corp.

S-9.1.11-2

Whole Foods Market Distribution, Inc. In September and October of 2011, UNFI completed its acquisition of the Rocky Mountain and Southwest distribution business of Whole Foods Market Distribution, Inc. (“Whole Foods Distribution”), a wholly owned subsidiary of Whole Foods Market, Inc., whereby the Company (i) acquired inventory at Whole Foods Distribution’s Aurora, Colorado and Austin, Texas distribution facilities; (ii) acquired substantially all of Whole Foods Distribution’s assets, other than the inventory, at the Aurora, Colorado distribution facility; (iii) assumed Whole Foods Distribution’s obligations under the existing lease agreement related to the Aurora, Colorado distribution facility; and (iv) hired substantially all of Whole Foods Distribution’s employees working at the Aurora, Colorado distribution facility.

B.K Sethi Distribution LTD. In November 2011, UNFI Canada, Inc. acquired the food distribution assets of B.K. Sethi Distribution LTD.

Millbrook Distribution Services, Inc. and Distribution Holdings, Inc. In July 2012, Millbrook Distribution Services, Inc. was dissolved into Distribution Holdings, Inc. and Distribution Holdings, Inc. was dissolved into UNFI.

Disley Food Services In August 2012, UNFI Canada, Inc. acquired the food distribution assets of Disley Food Services, Inc., a Canadian distributor of dairy and deli specialty products

Green Irene LLC. In September 2012, UNFI Inc. acquired all the assets of Honest Green (Green Irene LLC).

United Natural Trading Co. In November 2012, United Natural Trading Co. (at the time a wholly-owned Subsidiary of UNFI) contributed its assets and liability to United Natural Trading, LLC and Blue Marble Brands, LLC and then was dissolved into UNFI.

nSpired Natural Foods, Inc. In February 2007, UNFI purchased certain of the assets of nSpired Natural Foods, Inc. In November 2012, Blue Marble Brands, LLC, (“Blue Marble”) acquired certain of these assets from UNFI.

Nantucket Harvest Co., Inc. In August 2007, UNFI purchased certain of the assets of Nantucket Harvest Co., Inc. In November 2012, Blue Marble acquired certain of these assets from UNFI.

Fairfield Farm Kitchens, Inc. In December 2007, UNFI purchased certain of the assets of Fairfield Farm Kitchens, Inc. In November 2012, Blue Marble acquired certain of these assets from UNFI.

Tumaro’s, Inc. In January 2008, UNFI purchased substantially all the assets of Tumaro’s, Inc. In November 2012, Blue Marble acquired certain of these assets from UNFI.

Jungle Products, Inc. In September 2008, UNFI purchased certain of the assets of Jungle Products, Inc. In November 2012, Blue Marble acquired certain of these assets from UNFI.

S-9.1.11-3

Fantastic Foods, Inc. In November 2008, UNFI purchased all of the outstanding capital stock of Fantastic Foods, Inc. In November 2012, Fantastic Foods, Inc. was liquidated into UNFI and Blue Marble acquired these assets from UNFI.

Mt. Vikos, Inc. In November 2008, UNFI purchased all of the outstanding capital stock of Mt. Vikos, Inc. In November 2012 Mt. Vikos, Inc. was liquidated into UNFI and Blue Marble acquired these assets from UNFI.

Stohlgren Bros., Inc. Tony’s Fine Foods acquired all of the equity interest in Stohlgren Bros., Inc., a Nevada corporation, on June 25, 2009. On October 31, 2011, Stohlgren Bros., Inc. merged into Tony’s Fine Foods.

Columbus Distributing, Inc. Tony’s Fine Foods acquired all of the equity interest in Columbus Distributing, Inc., a Delaware corporation, on February 3, 2010, pursuant to which Tony’s Fine Foods acquired Fromages de France, Inc., CD Equipment LLC and Columbus Leasing LLC as indirect subsidiaries. On October 31, 2011, Columbus Distributing, Inc. merged into Tony’s Fine Foods. On March 5, 2014, CD Equipment LLC and Columbus Leasing LLC were dissolved.

Bernard & Sons, Inc. Tony’s Fine Foods acquired substantially all of the assets of Bernard & Sons, Inc., a California corporation, on January 27, 2012.

Purity Organic Holding Inc. Albert's Organics, Inc. acquired the food distribution assets of Purity Organic Holding Inc., which has previously done business under the name Pacific Organic Produce.

Ideal Food Products, Inc. Tony’s Fine Foods acquired substantially all of the assets of Ideal Food Products, Inc., a Washington corporation, on September 7, 2012.

Trudeau Foods, LLC. In September 2013, UNFI Inc. acquired all of the equity interests of Trudeau Foods, LLC from Trudeau Holdings, LLC, a portfolio company of Arbor Investments II, LP.

Tony's Fine Foods In July 2014, UNFI purchased all of the outstanding capital stock of Tony's Fine Foods.

S-9.1.11-4

SCHEDULE 9.1.11

ROYALTIES

None.

S-9.1.11-1

SCHEDULE 9.1.14

ENVIRONMENTAL MATTERS

None.

S-9.1.14-1

SCHEDULE 9.1.15

RESTRICTIVE AGREEMENTS

None.

S-9.1.15-1

SCHEDULE 9.1.16

LITIGATION

1.    Proceedings and investigations pending against Borrowers or Subsidiaries:

None.

2.    Threatened proceedings or investigations of which any Borrower or Subsidiary has knowledge:

None.

S-9.1.16-1

SCHEDULE 9.1.18

PENSION PLAN DISCLOSURES

(a)
One or more Obligors contribute to two Multiemployer Plans: the United Wire, Metal and Machine Pension Fund (the Woodstock Farms location) and the New England Teamsters and Trucking Industry Pension Fund (the Leicester, MA location).

(b)	[*CONFIDENTIAL*].

S-9.1.18-1

SCHEDULE 9.1.20

LABOR CONTRACTS

(a)	Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:

Parties	Type of Agreement	Term of Agreement
United Natural Foods Inc. and Teamsters Local Union No. 117 (Auburn, Washington)	Collective bargaining agreement	Signed 2/7/13 Retroactive 3/1/12-2/28/17
UNFI and Chaufers, Teamsters & Helpers Local Union No 238 (Iowa City, Iowa)	Collective bargaining agreement	7/1/14 - 6/30/17
United Natural Foods Inc. and Teamsters Local 493 (Dayville, CT)	Collective bargaining agreement	8/1/11 - 8/31/14
United Natural Trading Co. dba Woodstock Farms Manufacturing Co and Local 810 International Brotherhood of Teamsters (Edison, NJ)	Collective bargaining agreement	7/1/14 - 6/30/17
United Natural Foods Incorporated Route 56, Leicester, MA 01524 and Teamsters Union Local 170 (Leicester, MA)	Collective bargaining agreement	3/24/14 - 3/23/17

S-9.1.20-1

SCHEDULE 9.1.25

ASSETS OF EXCLUDED SUBSIDIARIES

None.

S-9.1.25-1

SCHEDULE 10.2.1
EXISTING DEBT

Pursuant to a Guaranty Agreement dated November 1, 1988, United Natural Foods, Inc. has guaranteed the obligations of Cornucopia Natural Foods, Inc. Employee Stock Ownership Trust (the "ESOT") under the ESOT Loan Agreement dated November 1, 1988 between the ESOT and Norman Cloutier, Steven Townsend, Daniel Atwood and Theodore Cloutier, which obligations are evidenced by a Fixed Rate Term Loan Note dated November 1, 1988 in the original principal amount of $4,080,000 (as the same may have been amended, restated, supplemented or modified or modified from time to time). This loan is secured by common stock of United Natural Foods, Inc., is payable monthly, matures in May 2015, and bears interest at a rate of 1.33%. The outstanding principal balance as of August 2, 2014 was $72,200.

S-10.2.1-1

SCHEDULE 10.2.2
EXISTING LIENS

A judgment lien has arisen in connection with the matter of Rafi Gardee, Big Bear Natural Foods vs. Albert's Organic, Inc. & Melvin Toby (Docket No. CD-007780-08) in the Superior Court of Gloucester County, New Jersey. Judgment was entered on November 25, 2008 in the amount of $13,411.41. Albert's Organics, Inc. disputes the amount of this claim and is pursuing the matter further.

S-10.2.1-1

SCHEDULE 10.2.5

EXISTING INVESTMENTS

UNFI owns 1,287,000 units in [*CONFIDENTIAL*].

UNFI owns 100,000 shares of [*CONFIDENTIAL*] common stock with a par value of $0.001 per share. [*CONFIDENTIAL*] is the parent of [*CONFIDENTIAL*].

UNFI owns 7,848 shares of Class A Preferred Stock of [*CONFIDENTIAL*]. [*CONFIDENTIAL*] is a [*CONFIDENTIAL*].

UNFI is a member of [*CONFIDENTIAL*]. UNFI has seven (7) membership certificates that were purchased by various locations prior to being acquired by the Company at a cost of $10 each. In addition to the membership certificates, members are required to [*CONFIDENTIAL*].

UNFI is a minority, non-voting partner in [*CONFIDENTIAL*]. [*CONFIDENTIAL*] was formed [*CONFIDENTIAL*].

UNFI owns approximately [*CONFIDENTIAL*] of [*CONFIDENTIAL*].

The following notes receivable:

NOTES RECEIVABLE	Short Term	Long Term	Net Receivable
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

S-10.2.5-1

SCHEDULE 10.2.17
EXISTING AFFILIATE TRANSACTIONS

One of UNFI’s non-employee directors Gail Graham has been the General Manager of Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota since October 1999. Mississippi Market Natural Foods Cooperative is a customer of UNFI that purchased approximately $6.6 million of products from UNFI during fiscal 2011, $5.3 million in fiscal 2012, $5.9 million in fiscal 2013 and approximately $4.8 million year to date fiscal 2014. Ms. Graham had no financial interest in those transactions. Terms provided to this customer are the same as other customers with similar volumes and purchasing patterns.

S-10.2.17-1